UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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Dover Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Notice Of Annual Meeting Of Stockholders

March 6, 2007

To the stockholders:

The Annual Meeting of Stockholders of DOVER CORPORATION will be held on the 3rd Floor, Room 305, Wilmington Trust Company, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890, on April 17, 2007, at 10:00 A.M., local time, for the following purposes:

1.	To elect eleven directors (page 2);

2.	To act upon a stockholder proposal regarding a sustainability report (page 45); and

3.	To transact such other business as may properly come before the meeting (page 49).

Only holders of record of the outstanding common stock at the close of business on February 28, 2007 are entitled to notice of and to vote at the meeting or any adjournments thereof.

By authority of the board of directors,

Joseph W. Schmidt
Secretary

Dover urges its stockholders to vote their shares as soon as possible. The proxy card contains instructions on how stockholders may cast their votes.

DOVER CORPORATION

PROXY STATEMENT

General

This statement is furnished by Dover Corporation (“Dover”), whose principal executive offices are at 280 Park Avenue, New York, NY 10017, in connection with the solicitation of proxies by the board of directors for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on April 17, 2007, or any adjournments thereof, for the purposes set forth in the notice of meeting. Dover will pay the reasonable and actual costs of soliciting proxies, but Dover will not pay any amount to any officers or employees of Dover or its subsidiaries as compensation for soliciting proxies. Dover has retained Morrow & Co. to solicit brokerage houses and other custodians, nominees or fiduciaries and to send proxies and proxy material to the beneficial owners of such shares, at a fee of $7,500 plus expenses. Dover is first sending this statement and the proxy form to the stockholders on or about March 6, 2007.

As of the close of business on February 28, 2007, the record date for determining stockholders eligible to vote at the Meeting, Dover had outstanding 204,790,069 shares of common stock. Each share of common stock is entitled to one vote on all matters.

Dover has provided to each stockholder as of the record date a copy of Dover’s 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission (including the financial schedules thereto but without the exhibits) as part of Dover’s Annual Report to Stockholders for 2006. Dover will furnish any exhibit to its 2006 Annual Report on Form 10-K to any such stockholder upon written request and payment of a reasonable fee as Dover may specify to cover Dover’s expenses in providing the exhibit. Requests for exhibits should be directed to the Corporate Secretary at Dover Corporation, 280 Park Avenue, New York, New York 10017.

The shares covered by a proxy will be voted in accordance with the voting instructions given by the stockholder. If a stockholder returns a proxy but does not provide voting instructions, the shares covered by the proxy will be voted as follows:

•	for the election of the eleven nominees for director (or their substitutes as indicated below); and

•	against the stockholder proposal for a sustainability report.

The proxy also grants discretionary authority to the persons named as proxies in connection with other matters that may properly come before the Meeting if and to the extent allowed by the rules under the Securities Exchange Act of 1934, as amended, and any other applicable rules and regulations.

For purposes of the Meeting, there will be a quorum if the holders of a majority of the shares of common stock are present in person or by proxy. Abstentions and broker non-votes will be included in determining whether a quorum exists. Assuming a quorum exists, Proposal 1, regarding the election of directors, will require the vote of a plurality of shares present in person or by proxy and entitled to vote at the Meeting. Stockholders may not cumulate their votes. Proposal 2 and any other matter to properly come before the Meeting will require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Meeting. Abstentions and broker non-votes will not be counted for purposes of the election of directors and will have no effect on the outcome of the vote. For Proposal 2 and any other matter, abstentions and broker non-votes will have the same effect as a vote against the proposal.

Delaware law permits voting by telephone and on the internet and all votes submitted by those methods will be treated in the same manner as if submitted by mail. Stockholders of record may vote their shares by returning the enclosed proxy by mail, by telephone at 1-866-540-5760 or on the internet at http://www.proxyvoting.com/dov. Stockholders who hold their shares in “street name” through a broker or other nominee must follow the instructions provided by such broker or nominee to vote their shares. A person giving a proxy by mail, by telephone or on the internet may revoke it at any time before it is exercised, by giving written notice to the Corporate Secretary of Dover at the address referred to above or by attending the Meeting and requesting in writing the cancellation of the proxy.

1. ELECTION OF DIRECTORS

The persons named as proxies will vote the shares covered by a proxy for the election of the eleven nominees listed below unless directed otherwise in the proxy, in which case the shares will be voted as directed. Votes may be cast only for the nominees listed below. If any such nominee for election is not for any reason a candidate for election at the Meeting, an event which management does not anticipate, the proxies will be voted for a substitute nominee or nominees as may be designated by the board of directors and for the others named below. Directors will be elected by a plurality of the votes cast. All the nominees are presently directors. Each director elected at the Meeting will serve until the election and qualification of his or her successor.

		Year First
	Business Experience for Past Five Years,	Became
Name and Age	Positions with Dover, and other Directorships	Director

David H. Benson 69	Senior Advisor, Fleming Family & Partners (since September 2001; investment management company); Director of Murray International Investment Trust (investment management) and F. F. and P. Alternative Strategies Income Fund (investment management); formerly Vice Chairman of The Kleinwort Benson Group plc (financial services company), Chairman of The COIF Charities Fund (investment and cash management for charities), Director of BG Group plc (gas exploration and production) and The Rouse Company (real estate development).	1995
Robert W. Cremin 66	Chairman (since 2001), President (since 1997) and Chief Executive Officer (since 1999), Esterline Technologies Corporation (manufacturer of aerospace and defense products); Director of British-American Business Council of the Pacific Northwest; British Honorary Consul in Seattle.	2005
Jean-Pierre M. Ergas 67	Chairman and Chief Executive Officer (since January 2000) and Director (since 1995), BWAY Corporation (steel and plastic container manufacturer); Director of Plastic Omnium (manufacturer of automotive components and plastic products).	1994
Kristiane C. Graham 49	Private Investor.	1999
Ronald L. Hoffman 58	Chief Executive Officer (since January 2005), President (since July 2003) and Chief Operating Officer (from July 2003 to December 2004) of Dover; President and Chief Executive Officer of Dover Resources, Inc. (from January 2002 to July 2003); Executive Vice President of Dover Resources, Inc. (from May 2000 to January 2002); President of Tulsa Winch (through mid-2000).	2003

		Year First
	Business Experience for Past Five Years,	Became
Name and Age	Positions with Dover, and other Directorships	Director

James L. Koley 76	Director (until April 2006) and Chairman (until February 2002) of Art’s-Way Manufacturing Co., Inc. (agricultural manufacturer); Chairman and shareholder (until July 2002), Koley Jessen, P.C. (law firm).	1989
Richard K. Lochridge 63	President, Lochridge & Company, Inc. (management consulting firm); Director of The Lowe’s Company, Inc. (home improvement retailer), PETsMART (pet supplies retailer) and John H. Harland Company (financial marketing services).	1999
Thomas L. Reece 64	Chairman of the Board (since May 1999), Chief Executive Officer (until December 2004) and President (until July 2003) of Dover.	1993
Bernard G. Rethore 65	Chairman of the Board Emeritus, Flowserve Corporation (fluid transfer and control equipment and services); previously Chairman (from July 1997 to April 2000), Chief Executive Officer (from July 1997 to December 1999) and President (from October 1998 to July 1999), Flowserve Corporation; Director of Mueller Water Products, Inc. (fire hydrants, valves and ductile iron pipes), BeldenCDT, Inc. (specialty wires and cables) and Walter Industries, Inc. (homebuilding, financing, carbon and natural resources).	2001
Michael B. Stubbs 58	Private Investor; Director of Moore-Handley, Inc. (wholesale hardware distributor).	1999
Mary A. Winston 45	Executive Financial Consultant (since January 2007), previously Executive Vice President and Chief Financial Officer (from February 2004 to January 2007), Scholastic Corporation (children’s publishing and media company); Vice President (first VP-Treasurer and then VP-Controller), Visteon Corporation (from 2002 to 2004; automotive parts supplier); Vice President (various finance positions), Pfizer, Inc. (from 1995 to 2002; manufacturer of pharmaceuticals).	2005

Board of Directors and Committees

During 2006, the board of directors held four regular meetings and two special meetings. The board has three standing committees, namely an audit committee, a compensation committee and a governance and nominating committee. Each of the committees has a written charter that is available on Dover’s website at http://www.dovercorporation.com and in print to any stockholder who requests it. Requests should be directed to the Corporate Secretary at Dover Corporation, 280 Park Avenue, New York, NY 10017. In 2006, each director attended at least 75% of the meetings of the board of directors and the standing committees of which he or she was a member.

The audit committee is currently composed of five directors, all of whom satisfy all the criteria for being “independent” members of the board and the audit committee established by the SEC and the New York Stock Exchange Listing Standards (“NYSE Listing Standards”) and also Dover’s standards for classification as an independent director (the “Dover Independence Standards”) which are available on Dover’s website at http://www.dovercorporation.com. In addition, the board of directors has determined that all members of the audit committee qualify as “audit committee financial experts” as defined in the applicable SEC rules. The primary functions of the audit committee consist of:

•	selecting and engaging Dover’s auditors; overseeing the work of Dover’s auditors and director of internal audit;

•	approving in advance all services to be provided by, and all fees to be paid to, Dover’s auditors, who report directly to the committee;

•	reviewing with management and the auditors the audit plan and results of the auditing engagement; and

•	reviewing with management and Dover’s auditors the quality and adequacy of Dover’s internal accounting controls.

See the audit committee report beginning on page 43. The audit committee’s responsibilities, authority and resources are described in greater detail in its written charter. In 2006, the audit committee held eight meetings. The members of the audit committee are Michael B. Stubbs (Chair), David H. Benson, James L. Koley, Bernard G. Rethore and Mary A. Winston.

The compensation committee is composed of four directors, all of whom satisfy all the criteria for being “independent” members of the board established in the NYSE Listing Standards and the Dover Independence Standards. The compensation committee, together with the other independent directors, approves compensation for the chief executive officer. The compensation committee also:

•	approves compensation for executive officers who report directly to the CEO (together with the CEO, “senior executive officers”);

•	grants awards and approves payouts under Dover’s equity and cash performance incentive plans;

•	approves changes to the compensation plans; and

•	supervises the administration of the compensation plans.

See the compensation committee report on page 21. The compensation committee’s responsibilities, authority and resources are described in greater detail in its written charter. In 2006, the compensation committee held four meetings. The members of the compensation committee are Richard K. Lochridge (Chair), Robert W. Cremin, Jean-Pierre M. Ergas, and Kristiane C. Graham.

The governance and nominating committee is composed of four directors, all of whom satisfy all the criteria for being “independent” members of the board established in the NYSE Listing Standards and the Dover Independence Standards. The governance and nominating committee develops and recommends to the board corporate governance principles for Dover. In addition, the governance and nominating committee identifies and recommends to the board candidates for election as directors and any changes it believes desirable in the size and composition of the board, and also makes recommendations to the board concerning the structure and membership of the board’s committees. The governance and nominating committee’s responsibilities, authority and resources are described in greater detail in its written charter. The governance and nominating committee held four meetings in 2006. The members of the governance and nominating committee are James L. Koley (Chair), David H. Benson, Robert W. Cremin and Kristiane C. Graham.

Dover does not require directors to attend the annual meeting of stockholders. Directors generally do not, and in 2006 did not, attend the annual meeting.

Corporate Governance

Dover is committed to conducting its business in accordance with the highest level of ethical and corporate governance standards. The following describes some of the actions taken to help ensure that the conduct of Dover and its employees earns the respect and trust of stockholders, customers, business partners, employees and the communities in which they live and work.

The board of directors has adopted written corporate governance guidelines which set forth the responsibilities of the board and guidelines relating to the qualifications and independence of its members and the members of its standing committees. In addition, the board has adopted a code of business conduct and ethics setting forth standards applicable to all Dover companies and their employees, a code of ethics for the chief executive officer and senior financial officers, and charters for each of its standing committees. All of these documents (referred to collectively as governance materials) are available on Dover’s website at http://www.dovercorporation.com, and in print to any stockholder who requests them. Requests should be directed to the Corporate Secretary at Dover Corporation, 280 Park Avenue, New York, NY 10017. The board, its committees and management periodically review the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbox Act”), the rules of the SEC, the NYSE’s Listing Standards and governance best practices, and revise the governance materials as warranted in light of corporate governance developments. Each of Dover’s segment subsidiaries and operating companies has a written code of conduct that meets or exceeds the standards of Dover’s code of business conduct and ethics.

The board has determined that at least two-thirds of its members and all of the members of its audit, compensation and governance and nominating committees shall be independent from management and shall meet all of the applicable criteria for independence established by the NYSE, the SEC and Dover. Currently, nine of eleven Dover directors meet all of these standards for independence. The board makes an annual determination of the independence of each nominee for director prior to his or her nomination for (re)election. No director may be deemed independent unless the board determines that he or she has no material relationship with Dover, directly or as an officer, stockholder or partner of an organization that has a material relationship with Dover.

The board has determined that each of the current members of the board, except for Thomas L. Reece, who was formerly a management representative, and Ronald L. Hoffman, who is the current management representative on the board, has no relationship with Dover and meets the independence requirements in the NYSE Listing Standards and the independence requirements of the SEC. In addition, all members of the board, except for Messrs. Reece and Hoffman, meet the Dover standards for director independence, which are set forth below.

The board holds four regular meetings a year, on a quarterly basis, and additional meetings as it deems necessary. In accordance with the NYSE Listing Standards, its non-management members meet at regularly scheduled executive sessions without management representatives and its independent directors meet alone at least annually. Mr. Koley, the chair of the governance and nominating committee, presides at these sessions. In addition to their normal board meeting attendance, many non-management directors periodically attend the board and company presidents’ meetings of the segment subsidiaries. At least one non-management director serves on the board of each of the six segment subsidiaries, and at least one non-management director usually attends the segment subsidiaries’ regular board and company presidents’ meetings. The board and its committees conduct annual self-evaluations of their performance.

At each of its regular quarterly meetings, the audit committee meets with each of the auditors, the director of internal audit and management separately to assess the effectiveness of the independent audit process. In addition to its regular quarterly meetings, the audit committee as a whole reviews and meets to discuss each Quarterly Report on Form 10-Q and the Annual Report on Form 10-K (including financials) prior to its filing with the SEC. The audit committee chair or his/her designee participates in meetings with management and Dover’s auditors to review earnings releases prior to the release of such information. At least one such meeting is held each quarter by management’s disclosure controls and procedures committee, which includes among its members the chief financial officer, the controller, the director of internal audit and the general counsel of Dover, as well as the chief financial officers of Dover’s segment subsidiaries (the “DC&P committee”). The meeting takes place immediately before Dover’s release of earnings and the filing of its Quarterly Report on Form 10-Q or its Annual Report on Form 10-K, as the case may be, and is for the purpose of reviewing the earnings release, the contents of the quarterly or annual report, as the case may be, and Dover’s disclosure controls and procedures. The meeting is attended by the chair of the audit committee or his/her designee from the audit committee and Dover’s auditors, who review Dover’s earnings releases and reports before the meeting and discuss them with management at the meeting.

In accordance with the Sarbox Act, the audit committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters (“accounting matters”), and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting matters. Such complaints or concerns may be submitted to Dover, care of the Corporate Secretary, or through the communications coordinator, an external service provider (the “communications coordinator”), by mail, fax, telephone or via the internet as published on Dover’s website at http://www.dovercorporation.com. The communications coordinator will forward such communications to the chair of the audit committee and, in most circumstances, to Dover’s General Counsel, in each case without disclosing the identity of the sender if anonymity is requested. Stockholders and other interested persons may also communicate with the board and the non-management directors in any of these same manners. Such communications will be forwarded to the chair of the governance and nominating committee and Dover’s General Counsel.

Dover Independence Standards

In order for a Dover director to qualify as independent for purposes of the NYSE Listing Standards, the Dover board must affirmatively determine that the director has no material relationship with Dover and its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a material relationship with Dover or its subsidiaries). The board has determined that individuals who satisfy the following standards shall be deemed independent per se for purposes of board membership, although additional eligibility standards may exist with respect to a specific board committee. The board may amend these standards from time to time in its discretion or for consistency with then applicable NYSE standards. In the following list, the term “Dover” means Dover and its consolidated subsidiaries. “Current” means being an executive, employee or partner at the time of determination of independence. “Executive officer of Dover” means Dover’s chief executive officer and those executive officers who report directly to him.

1. The director is not and has not been, within the prior three years, an employee of Dover (excluding service as an interim chairman, CEO or executive officer of Dover).

2.  No member of the director’s immediate family is or has been, within the prior three years, an executive officer of Dover (excluding service as an interim chairman, CEO or executive officer of Dover).

3.  The director has not received, during any twelve-month period within the prior three years, more than $100,000 in direct compensation from Dover (other than director or committee fees, pension and other deferred compensation for prior services not contingent on continued service).

4.  No member of the director’s immediate family has received, during any twelve-month period within the prior three years, more than $100,000 in direct compensation from Dover (other than compensation received for services as a non-executive employee of Dover or pension or other deferred compensation for prior services not contingent on continued service).

5.  The director is not a current partner or a current employee of Dover’s external auditor (or, if Dover has engaged a third party to provide internal auditing services, such internal auditor) and was not within the last three years a partner or employee of Dover’s external auditor (or, if Dover has engaged a third party to provide internal auditing services, such internal auditor) who personally worked on Dover’s audit and, in the case that Dover has changed its independent auditors within the prior three years, such former auditors.

6.  No member of the director’s immediate family is a current partner of Dover’s external auditor (or, if Dover has engaged a third party to provide internal auditing services, such internal auditor) or a current employee of Dover’s external auditor (or, if Dover has engaged a third party to provide internal auditing services, such internal auditor) who participates in such auditor’s audit, assurance or tax compliance (but not tax planning) practice, or was within the last three years a partner or employee of Dover’s external auditor (or, if Dover has engaged a third party to provide internal auditing services, such internal auditor) who personally worked on Dover’s audit and, in the case that Dover has changed its independent auditors within the prior three years, such former auditors.

7.  Neither the director nor any member of the director’s immediate family is, or has been within the last three years, employed as an executive officer of a company during the same period that any of Dover’s current executive officers serves or served on the compensation committee of that company.

8.  The director is not a current employee of a company that has made payments to, or received payments from, Dover for property or services in an amount which, in any of the three most recent fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

9.  No member of the director’s immediate family is a current executive officer of a company that has made payments to, or received payments from, Dover for property or services in an amount that, in any of the three most recent fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

10.  The director does not serve as an executive officer in any tax exempt organization to which Dover has made contributions in any single fiscal year within the last three years in an amount that exceeds the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

Qualifications and Nominations of Directors

The governance and nominating committee considers and recommends to the board of directors nominees for election to, or for filling any vacancy on, the board in accordance with Dover’s by-laws and the committee’s charter. The committee annually reviews the requisite skills and characteristics of board members as well as the size, composition, functioning and needs of the board as a whole. To be considered for board membership, a nominee for director must be an individual who has the highest personal and professional integrity, who has demonstrated exceptional ability and judgment, and who will be most effective, in conjunction with the other nominees to the board, in collectively serving the long-term interests of Dover’s stockholders. The committee also considers members’ qualifications as independent (the board requires that at least two-thirds of its members be independent in accordance with applicable NYSE and SEC criteria), the financial literacy of members of the audit committee, the qualification of at least one member of the audit committee as an “audit committee financial expert”, and the diversity, skills, background and experiences of board members in the context of the needs of the board.

The governance and nominating committee may also consider such other factors as it may deem to be in the best interests of Dover and its stockholders. The board believes it appropriate and important that at least one key member of Dover’s management participate as a member of the board. In appropriate circumstances, this number may be increased to two.

Whenever the committee concludes, based on the reviews or considerations described above or due to a vacancy, that a new nominee to the board is required or advisable, it will consider recommendations from directors, management, stockholders and, if it deems appropriate, consultants retained for that purpose. In such circumstances, it will evaluate individuals recommended by stockholders in the same manner as nominees recommended from other sources. Stockholders who wish to recommend an individual for nomination should send that person’s name and supporting information to the committee, care of the Corporate Secretary, or through Dover’s communications coordinator. Stockholders who wish to directly nominate an individual for election as a director, without going through the governance and nominating committee or using Dover’s proxy material, must comply with the procedures in Dover’s by-laws.

All of the nominees for director for election at the Meeting currently serve on the board and are being proposed by the board.

Compensation Committee Procedures

Under its charter, the compensation committee is required to meet at least annually. In practice the compensation committee has been meeting on a quarterly basis to review regulatory developments that may impact Dover’s compensation arrangements and employee benefit plans, consider amendments to compensation and benefit plans and perform various administrative tasks of the committee, including its annual review. At the committee’s regular meeting in February of each year, the committee reviews the results of the prior year and determines whether the relevant performance criteria required for the payment to senior executive officers of annual bonuses and medium-term cash incentive compensation for the prior year have been satisfied and, if so, considers and approves the actual amounts of any such payouts. At that meeting, the committee determines the participants in the Executive Officer Annual Incentive Plan and establishes performance criteria for annual bonuses to be awarded under such plan for the coming year, considers and approves any changes in base salary of senior executive officers and determines and makes medium-term cash performance and long-term equity awards under the 2005 Equity and Cash Incentive Plan (the “2005 plan”). The 2005 plan allows Dover to award stock option and SSAR grants, and restricted stock and cash incentive awards. In making its executive compensation decisions, the committee utilizes tally sheets prepared by outside consultants, detailing all compensation payable to each senior executive officer, including potential post-termination benefits.

Awards under the 2005 plan are typically made at the scheduled February compensation committee meeting each year shortly after the announcement of the earnings for the prior year. Except in very limited circumstances, the committee does not grant equity awards to executive officers at other times during a given year. Even in such cases, the grants are made by the compensation committee at regularly scheduled quarterly meetings with an exercise price equal to fair market value on the date of grant. Mid-year hires who will participate in the long-term incentive plan usually receive their first grant the following February.

All equity awards are made at fair market value on the date of grant, which is the date on which the compensation committee approves the grant. Under the 2005 plan, fair market value is determined in good faith by the compensation committee, taking into consideration the factors the committee deems appropriate from time to time, typically the closing price on the date of grant and the average of the high and low market prices on the date of grant. In November 2006, in light of the new SEC regulations relating to executive compensation disclosure, the committee adopted a principle that, going-forward, no grant will be made with an exercise price below the closing market price on the date of grant. The committee has delegated to its chair the authority to make the final determination of the exercise price following the close of business on the date of grant.

The compensation committee annually reviews the performance of Dover’s chief executive officer and recommends his compensation for review and revision or approval by Dover’s independent directors acting as a group. The compensation of the executive officers who report directly to Dover’s chief executive officer is recommended by Dover’s chief executive officer to the committee, which reviews and revises or approves the recommendation as the committee deems appropriate.

The compensation committee has the authority and discretion to retain external compensation consultants as it deems appropriate. Until recently, Dover’s compensation committee and management were advised by Jude Rich of Rich Associates and Semler Brossy Consulting Group LLC. Following Mr. Rich’s retirement, the compensation committee selected and retained Mercer Human Resource Consulting, Inc. to serve as its compensation consultant. The compensation committee generally does not ask its consultants to develop recommendations for the compensation of individual executive officers. Rather, the compensation committee looks to its consultant to periodically review and advise regarding the adequacy and appropriateness of Dover’s overall executive compensation plans, programs and practices and, from time to time, to answer specific questions raised by the committee or management. Compensation decisions are made by, and are the responsibility of, the compensation committee and the board, and may reflect factors and considerations other than the information and recommendations provided by the committee’s consultants. Dover’s compensation consultants perform substantially no other services for Dover.

Procedures for Approval of Related Person Transactions

Dover does not generally engage in transactions in which its senior executive officers or directors, any of their immediate family members or any of its 5% stockholders have a material interest. Should a proposed transaction involve any such persons, the transaction is referred to Dover’s board of directors for consideration and approval by the disinterested directors. Dover’s code of business conduct and ethics, which sets forth standards applicable to all employees, officers and directors of any Dover company, generally proscribes transactions that could result in a conflict of interest for Dover. Any waiver of the code for any senior executive officer or director requires the approval of Dover’s board of directors. Any such waiver will be disclosed on Dover’s website or on a Form 8-K. No such waivers were granted in 2006.

Directors’ Compensation

Under Dover’s 1996 Non-Employee Directors’ Stock Compensation Plan (the “directors’ plan”), non-employee directors receive annual compensation in an amount the board sets from time to time. The directors’ annual compensation is payable partly in cash and partly in common stock in an allocation the board may adjust from time to time. The cash portion is paid in equal quarterly payments. The stock portion is paid as of November 15 of each year. If any director serves for less than a full calendar year, the compensation to be paid to that director for the year will be pro-rated as deemed appropriate by the compensation committee.

Annual compensation for 2006 under the directors’ plan was $120,000, payable 40% in cash and 60% in common stock, and was paid by $48,000 in cash and 1,428 shares of common stock. The number of shares granted to any director is determined by dividing the dollar amount of the director’s annual compensation to be paid in shares by the “fair market value” of a share on the date of grant. The board has selected November 15 of each year as the date for stock compensation to directors. “Fair market value” is determined in good faith by the compensation committee on the basis of considerations the committee deems appropriate, including, for example, the closing price on the date of grant and the average of the high and low sales prices on the date of grant.

At its November 2006 meeting, the board of directors increased the base annual compensation of non-employee directors from $120,000 to $140,000, effective January 1, 2007. The percentage of the annual compensation payable in stock and cash remains 60% and 40%, respectively. The board of directors also approved an increase in the additional annual cash retainer for the chair of the audit committee from $10,000 to $15,000 and the payment of an additional annual cash retainer of $7,500 to the chair of each of the compensation committee and the governance and nominating committee. The additional annual retainer for the chairman of the board remains at $80,000, payable 60% in stock and 40% in cash. In addition, effective for calendar year 2007, Dover directors will receive an annual cash retainer of $15,000 if they serve on a segment subsidiary board plus an additional annual cash retainer of $10,000 if they serve on the board of a second segment subsidiary. No meeting fees will be paid to directors for attending subsidiary meetings.

The board also amended Dover’s corporate governance guidelines to reflect the board’s new policy, effective January 1, 2007, that directors are expected to hold at any time at least the aggregate number of shares they were entitled to receive as the stock portion of their annual retainer during the previous five years, net of an assumed 30% withholding tax.

The table below sets forth the compensation Dover paid to its directors for services in 2006.

					Change in Pension
					Value and
	Fees				Nonqualified
	Earned or	Stock		Non-Equity	Deferred	All Other
	Paid	Awards	Option	Incentive Plan	Compensation	Compensation
Name	in cash($)	($) (1)	Awards($)	Compensation($)	Earnings($)	($) (2)	Total($)

David H. Benson	48,000	72,000	0	0	0	3,000	123,000
Robert W. Cremin	48,000	72,000	0	0	0	0	120,000
Jean-Pierre M. Ergas	48,000	72,000	0	0	0	1,500	121,500
Kristiane C. Graham	48,000	72,000	0	0	0	7,500	127,500
James L. Koley	48,000	72,000	0	0	0	16,500	136,500
Richard K. Lochridge	48,000	72,000	0	0	0	0	120,000
Thomas L. Reece(3)	80,000	120,000	0	0	0	0	200,000
Bernard G. Rethore	48,000	72,000	0	0	0	9,000	129,000
Michael B. Stubbs(4)	58,000	72,000	0	0	0	12,000	142,000
Mary A. Winston	48,000	72,000	0	0	0	0	120,000

(1)	Amounts represent the value on November 15, 2006 of the stock awards granted to non-management directors for the year 2006 under the directors’ plan. Mr. Ronald L. Hoffman is a management director and does not receive any additional compensation for his service as a director. For a discussion of Mr. Hoffman’s compensation for his services as President and Chief Executive Officer, see “Executive Compensation — Summary Compensation Table.”

(2)	The amounts in the column “All Other Compensation” reflect meeting fees for attending segment subsidiary board meetings. To facilitate the knowledge on Dover’s board of the operations of its six business segments, Dover invites non-employee directors to serve on the board of directors of one or two of its six segment subsidiaries. Non-employee directors are also invited to attend segment subsidiary regular board and company presidents’ meetings. During 2006, each of directors Benson, Ergas, Graham, Koley, Rethore and Stubbs served as a director of at least one segment subsidiary. Each Dover director received a fee of $1,500 for each subsidiary meeting attended.

(3)	In addition to the regular annual director compensation of $120,000, Mr. Reece received $80,000 for his services as chairman of the board of directors, paid 60% in stock and 40% in cash. Mr. Reece retired as an officer of Dover in 2004. During 2006, Mr. Reece was reimbursed for a trip given to him by the board of directors in 2005 as a retirement gift for his 38 years of service to Dover, the last 10 as President and Chief Executive Officer. The value of this trip was $40,684 (including tax gross-up). Pursuant to his retirement arrangements, during 2006 Mr. Reece received reimbursement of COBRA medical payments (including tax gross-up) in the amount of $30,683 and a payout under the SERP in the amount of $802,749. In February 2007, Mr. Reece received a payment of $1,626,330, representing payout of a cash performance award granted to Mr. Reece in February 2004 in his capacity at that time as Dover’s Chief Executive Officer.

(4)	In addition to the regular annual director compensation of $120,000, Mr. Stubbs received $10,000 for his services as chairman of the audit committee.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership, as of February 28, 2007 (except as otherwise stated), of Dover common stock by:

•	each of the senior executive officers listed in the Summary Compensation Table;

•	each of Dover’s directors and nominees for director;

•	all of the directors, nominees and senior executive officers as a group; and

•	each person known to Dover to own beneficially more than 5% of its outstanding common stock.

The beneficial ownership of Dover common stock set forth in the table is determined in accordance with the rules of the SEC. The calculation of the percentage of beneficial ownership is based on 204,790,069 shares of common stock outstanding on February 28, 2007. In computing the number of shares beneficially owned by any stockholder and the percentage ownership of such stockholder, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the record date are deemed to have been exercised and to be outstanding. Such shares, however, are not deemed to have been issued and to be outstanding for purposes of computing the percentage ownership of any other person. Share amounts held in the Dover Corporation Retirement Savings Plan (the “401(k) plan”) are reported as of February 26, 2007.

Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned. Unless otherwise indicated, the business address for all directors and senior executive officers is c/o Dover Corporation, 280 Park Avenue, New York, NY 10017.

Name of Beneficial Owner	Number of Shares		Percentage

David H. Benson	21,986	(1)	*
Robert W. Cremin	4,228		*
Jean-Pierre M. Ergas	28,718		*
Kristiane C. Graham	979,998	(2)	*
Ronald L. Hoffman	249,151	(3)	*
James L. Koley	23,418	(4)	*
Robert G. Kuhbach	329,910	(5)	*
Richard K. Lochridge	13,868	(6)	*
Thomas L. Reece	1,422,799	(7)	*
Bernard G. Rethore	8,561	(8)	*
David J. Ropp	111,417	(9)	*
Timothy J. Sandker	138,904	(10)	*
Michael B. Stubbs	117,908	(11)	*
David R. Van Loan	95,764	(12)	*
Mary A. Winston	2,871		*
Directors and senior executive officers as a group	4,357,368	(13)	2.13
GE Asset Management Incorporated
3001 Summer Street Stamford, Connecticut 06904	13,258,720	(14)	6.47

*	Less than one percent.

(1)	Includes 1,000 shares held by Mr. Benson’s spouse as to which Mr. Benson disclaims any beneficial ownership.

(2)	Includes 493,325 shares held by foundations of which Ms. Graham is a director and in which she disclaims any beneficial ownership, 89,578 shares held in various trusts of which she is a co-trustee sharing voting and investment powers and in which she disclaims any beneficial ownership and 2,460 shares held by her minor children.

(3)	Includes 11,586 shares held by a revocable trust of which Mr. Hoffman is the sole trustee, 235,708 shares in respect of options that have been granted to Mr. Hoffman and that are exercisable within 60 days of the record date and 1,857 shares owned by Mr. Hoffman in Dover’s 401(k) plan.

(4)	Includes 8,000 shares that are subject to a margin account.

(5)	Includes 3,000 shares held by Mr. Kuhbach’s spouse, 267,511 shares in respect of options that have been granted to Mr. Kuhbach and that are exercisable within 60 days of the record date and 6,231 shares owned by Mr. Kuhbach in Dover’s 401(k) plan.

(6)	Represents shares held by a trust of which Mr. Lochridge is the trustee.

(7)	Includes 10,000 shares held by a charitable foundation of which Mr. Reece is the chairman and in which he disclaims any beneficial ownership and 1,227,712 shares in respect of options that have been granted to Mr. Reece and that are exercisable within 60 days of the record date and 35,087 shares owned by Mr. Reece in Dover’s 401(k) plan.

(8)	Represents shares held by a trust of which Mr. Rethore is the trustee.

(9)	Includes 2,500 shares held jointly with Mr. Ropp’s spouse which shares are subject to a margin account, 107,424 shares in respect of options that have been granted to Mr. Ropp and that are exercisable within 60 days of the record date and 1,493 shares owned by Mr. Ropp in Dover’s 401(k) plan.

(10)	Includes 89,834 shares in respect of options that have been granted to Mr. Sandker and are exercisable within 60 days of the record date and 10,131 shares owned by Mr. Sandker in Dover’s 401(k) plan.

(11)	Includes 500 shares held by his spouse as to which Mr. Stubbs disclaims beneficial ownership, 69,972 shares held by a trust of which Mr. Stubbs is a co-trustee and various members of his immediate family are beneficiaries and 18,249 shares held in a grantor-retained annuity trust. Excludes 2,321,978 shares held by trusts of which Mr. Stubbs is a beneficiary.

(12)	Includes 6,264 shares held in a trust of which Mr. Van Loan and his wife are co-trustees, 89,350 shares in respect of options that have been granted to Mr. Van Loan and that are exercisable within 60 days of the record date and 150 shares owned by Mr. Van Loan in Dover’s 401(k) plan.

(13)	Includes 91,227 shares that are owned by officers in Dover’s 401(k) plan and 2,671,369 shares in respect of options that have been granted to directors and executive officers and that are exercisable within 60 days of the record date.

(14)	Based solely on information provided in a Schedule 13G filed on February 12, 2007. Includes 4,370,604 shares owned by Trustees of General Electric Pension Trust for whom GE Asset Management Incorporation (“GEAM”) acts as investment manager. Also includes 8,888,116 shares owned by certain other entities and accounts for which GEAM is investment advisor. GEAM is a wholly-owned subsidiary of the General Electric Company, which disclaims beneficial ownership of all shares reported.

Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that Dover’s directors and certain of its officers file reports of ownership and changes of ownership of Dover’s common stock with the SEC and the NYSE. Based solely on copies of such reports provided to Dover, Dover believes that all directors and officers filed on a timely basis all such reports required of them with respect to stock ownership and changes in ownership during 2006.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Policy and Objectives

The primary objectives of Dover’s executive compensation programs are to attract and retain highly qualified executive officers, to motivate them to achieve measurable performance objectives at their management level and to align their interests with those of Dover’s stockholders.

To achieve the above objectives, Dover follows the basic principles that annual compensation should be competitive with other public manufacturing companies of similar size and that long-term compensation should generally be linked to Dover’s total return to stockholders. Consistent with Dover’s highly decentralized management approach, Dover also believes that compensation for an executive should be closely aligned to the performance of the business over which the executive has the most control. In Dover’s decentralized management structure, there are three levels or groups of management: corporate, segment subsidiary and operating company. In significant ways, Dover’s compensation plans and programs described in the following pages reflect these different management levels.

Dover believes that employment contracts are usually not in the best interests of the company or its stockholders. None of Dover’s executive officers has an employment contract.

Dover does not believe in negotiating special compensation arrangements with individual executive officers and seldom does so. Dover’s executive compensation plans and programs apply in substantially the same manner to all of Dover’s current executive officers with only the variations described in the following pages. These variations relate primarily to level of responsibility, duration of employment, retirement eligibility and similar factors.

The following discussion outlines the process for evaluating and rewarding Dover’s executive officers, numbering about 60, consisting of operating company presidents and the small group of executive officers located at segment subsidiary offices or Dover corporate headquarters. The plans and programs mentioned in this Compensation Discussion and Analysis are described in detail in the following pages. Dover’s chief executive officer and those executive officers who report directly to him constitute Dover’s executive officers as defined under SEC rules and are termed “senior executive officers” in this proxy statement.

Compensation for each executive officer is normally reviewed annually in January. Dover employs a “one-over-one” compensation review system in which an employee’s compensation is reviewed by the two management levels above that employee. In this system, the employee’s performance is reviewed by the employee’s supervisor, who recommends any compensation adjustment to the person to whom the supervisor reports. The second level supervisor reviews and revises or approves the recommendation. The compensation of an operating company president or the chief financial officer of a segment subsidiary is recommended by the chief executive officer of that company’s segment subsidiary and reviewed and revised or approved by Dover’s chief executive officer. The compensation of the executive officers who report directly to Dover’s chief executive officer is recommended by Dover’s chief executive officer and reviewed and revised or approved by the compensation committee of Dover’s board of directors. This includes the four other senior executive officers named in the Summary Compensation Table below. Dover’s chief executive officer and the compensation committee are provided with compensation data on all executive officers. The compensation committee reviews the performance of Dover’s chief executive officer and recommends his compensation. This recommendation is reviewed and revised or approved by all of Dover’s independent directors acting as a group (which includes all the members of the compensation committee, all of whom are independent).

In establishing compensation for Dover’s executive officers, the total compensation earned or potentially available for each such person is considered. As part of this process, the compensation committee has for several years reviewed “tally sheets” prepared by consultants. These “tally sheets” are prepared separately for Dover’s chief executive officer and each executive officer reporting directly to the chief executive officer, including all senior executive officers named in the Summary Compensation Table. The tally sheets include all elements of compensation, including annual base salary, annual bonus, medium-term cash performance awards and payouts, long-term equity incentive grants, perquisites and retirement and termination benefits.

Dover executive officers do not have employment contracts, and Dover does not have a general severance policy. Accordingly, no Dover executive officer has a contractual right to severance or other benefits upon termination of employment except for benefits to be provided in accordance with the terms of compensation plans in connection with previously granted equity and cash performance awards, accrued retirement benefits and double-trigger change in control agreements which are described below.

Dover believes that, in addition to annual salary and bonus opportunities, incentives should be provided to key management over longer periods of time, both to encourage focus on Dover’s long-term performance and help retain talented executives. Dover offers its executive officers this incentive compensation under its long-term incentive plan (LTIP) in two forms. The first form is cash performance awards, which are paid, if earned, three years after award, depending on the financial performance of the executive officer’s applicable business unit over the three-year period. Dover considers this medium-term incentive compensation. The second form is equity awards which, since 2006, are stock settled stock appreciation rights (SSARs) and, prior to 2006, were stock options. SSARs (and stock options) are not exercisable during the first three years after grant, and then are exercisable for seven years, for a total term of 10 years. Dover considers this long-term incentive compensation. SSARs and stock options will have value only if and to the extent that Dover’s stock price has increased above its price on the date of grant.

Dover sets compensation on the basis of the performance of the business over which the executive has the most control. For an executive officer at an operating company, the executive officer’s compensation relates to a large extent directly to the performance of that company. For an executive officer at the segment subsidiary level, compensation is closely related to the performance of that business segment. For executive officers at the corporate level, the overall performance of Dover, as reported to stockholders, is given primary consideration.

In setting compensation, Dover generally compares its executive compensation to the manufacturing companies in the Total Compensation Management database, a proprietary database designed by Hewitt Associates (the “TCM database”). Since Dover operates in multiple business segments in the manufacturing industry, management and the compensation committee believe it most appropriate to use a broad manufacturing index for comparative compensation purposes. The TCM database currently includes approximately 270 public manufacturing companies, including Dover and most of the companies that comprise Dover’s peer group for purposes of its stock performance graph, which appears in Dover’s Annual Report on Form 10-K for the year ended December 31, 2006.

The TCM database facilitates comparison of compensation of executive officers in stated positions at business units of specified sizes at public manufacturing companies which report their compensation data into the database. Dover has recognized that, under Dover’s highly decentralized management structure, the executive officers of its operating companies are given a much broader level of independent responsibility for their businesses and less centralized administrative support than that generally accorded business unit managers in comparable but centralized companies. This includes responsibility for the operation and performance of their businesses, including development, sourcing and marketing of products, management of capital allocated to them, and initiating and implementing any add-on acquisition proposals for their operating company. Accordingly, Dover decided that the compensation levels of the executive officers at its operating companies should be targeted 15% above the compensation levels of executive officers in comparable positions at similar-sized business units of the other manufacturing companies in the TCM database.

A similar analysis was performed for executive officers at the segment subsidiary level. In Dover’s decentralized management structure, the executive officers at the segment subsidiary level bear responsibilities much broader than their counterparts at similar-sized operating business units at most other manufacturing companies. Dover believes these responsibilities approach, but are still less than, the responsibilities of executive officers at the top level of public manufacturing companies in the TCM database. Accordingly, Dover decided that the compensation levels of the executive officers at its segment subsidiaries should be targeted 15% below the compensation levels of executive officers in the top positions of the other manufacturing companies in the TCM database similar in size to the Dover executive officer’s segment subsidiary.

Dover uses the 62nd percentile of the TCM database as the appropriate benchmark for salaries and bonuses for all its executives, adjusted as described above. Dover believes that doing so has enabled it and its companies to attract and retain above-average executive talent and is intent on continuing to do so as this drives the financial performance of the company. Dover generally promotes executives from within. However, when Dover or its companies have gone outside to recruit, the success of those efforts has indicated that the levels of its executive compensation are generally appropriate for Dover and its objectives. This TCM database percentile (adjusted as described above) is only a benchmark and the compensation of executive officers in particular cases may be above or below the adjusted benchmark.

Compensation Components

For 2006, an executive’s compensation consisted of a base salary, an annual incentive bonus opportunity (generally a percentage of the annual salary), medium-term cash-based and long-term equity-based compensation, as well as retirement and other customary benefits such as health care, group life insurance and long-term disability. Dover does not provide post-retirement health care benefits to its executive officers.

Annual Compensation

Base Salary:  Dover executive officers’ salaries vary from the targeted 62nd percentile of the TCM database based on the assigned responsibilities, individual performance, business unit performance and the individual’s skills, experience and background. Base salaries are reviewed annually and adjusted as appropriate to realign them with market levels after taking into account the factors indicated above.

Annual Bonus:  Dover has a traditional bonus program under which it awards its executive officers annual cash bonuses (generally targeted at a percentage of salary) on a discretionary basis. Bonus levels are set with reference to the 62nd percentile of the TCM database and are based on a pay-for-performance policy. Annual bonuses vary depending upon the performance of the executive officer’s business unit, as measured by earnings growth, return on investment and achievement of specific performance goals set by the officer’s supervisor, as well as management’s judgment of the officer’s overall performance. For 2006, it was expected that approximately 50% of any bonus earned at the operating company level would reflect efforts to meet or exceed Dover operating company performance metrics (inventory turnover, net earnings growth, operating margin, working capital as a percentage of sales and after-tax return on investment) and advance appropriate succession plans.

Dover has an Executive Officer Annual Incentive Plan (the “bonus incentive plan”) under which Dover may award to its most senior executive officers cash incentive bonuses based on financial performance relative to pre-established annual performance goals. The bonus incentive plan, which replaces the traditional bonus program for participating executive officers, is designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code so that annual bonus awards given to participants will be tax deductible by Dover.

The bonus incentive plan is administered by the compensation committee and operates in the following manner. The compensation committee determines which senior executive officers will participate in the bonus incentive plan in any given year. At its meeting in February each year, the compensation committee establishes the performance criteria by which each participant will be measured for that year, the numerical performance goal for each such criterion, and a target dollar bonus amount for each participant. For participants at the corporate level, the criteria may be any or all of Dover’s net income, earnings per share and return on equity, as reflected in Dover’s public financial statements. For participants at the segment subsidiary level, the criteria may be either or both of that subsidiary’s operating earnings and return on investment. The compensation committee sets the numerical performance goals at levels it believes provide a reasonable bonus opportunity with an incentive for substantial upside for achievement of greater than 100% of the goals. The compensation committee has decided that no credit will be given for performance less than 50% of the performance goal, and that no additional credit will be given for performance above 150% of the performance goal.

After the end of the year, the level of performance is determined and the potential bonus for each participant is calculated. The compensation committee then considers all other factors in the annual performance of each participant. Considering these factors, the committee has discretion to set the amount of a participant’s annual bonus which may not be more than that calculated under the bonus incentive plan. As a point of reference in exercising this discretion, annual bonus amounts arrived at under this plan are typically compared to comparable bonus levels reflected in the TCM database, using as a target the 62nd percentile. The bonuses paid under the bonus incentive plan are almost always less than the maximum possible bonus calculated in accordance with the plan. It is Dover’s intention that the amount of bonus paid to any participant under the bonus incentive plan for any year will approximate the amount of bonus that would be paid to that participant under the company’s traditional bonus program.

For 2006, all of the executive officers named in the Summary Compensation Table plus the other segment subsidiary heads participated in the bonus incentive plan. The performance criterion was earnings per share for each participating corporate officer and segment operating earnings for the heads of each business segment. At the corporate level, 91% of the performance goal was achieved. At the segment subsidiaries, the level of performance goal achievement ranged from 82% to 105%. After discretionary adjustment by the compensation committee, the named executive officers were paid the bonuses shown in the Summary Compensation Table.

Medium-Term and Long-Term Compensation

As mentioned above, Dover offers its executive officers incentive compensation over periods of time longer than one year under its long-term incentive plan (LTIP). This is Dover’s 2005 plan. Only executives who are in a position to affect materially Dover’s profitability and growth are eligible for awards under the 2005 plan.

The 2005 plan allows Dover to make cash performance awards, stock option grants, restricted stock awards and, beginning in 2006, SSAR grants. Dover generally does not award restricted stock except in connection with special or unusual circumstances. No restricted stock awards were made to executive officers in or for the year 2006 and none of Dover’s executive officers currently holds restricted stock. Stock options and SSARs have substantially the same terms and provide the same incentive and benefit to employees, but SSARs were added to the 2005 plan in 2006 as a replacement for stock options because SSARs are much easier for the company and the employee to administer. SSARs also should result in fewer shares being issued and thus less dilution. Prior to 2006, no SSARs were available. Since the 2005 plan was amended to make SSARs available, no options have been granted.

Awards under the 2005 plan are generally made only once each year, at the scheduled February compensation committee meeting shortly after announcement of earnings for the prior year. Except in very limited circumstances, the committee does not grant LTIP awards at other times during a given year. Even in such cases, the grants are made by the compensation committee at regularly scheduled quarterly meetings and equity grants have an exercise price equal to fair market value on the date of grant. Mid-year hires who will participate in the long term incentive plan usually receive their first grant the following February.

LTIP awards are generally a combination of an SSAR grant and a cash performance award. The award for an individual is calculated by multiplying the individual’s base salary by a multiple appropriate for his or her level established by the compensation committee and designed to deliver competitive 62nd percentile medium and long-term incentive compensation. The resulting dollar value is then allocated between SSAR grant and cash incentive award, as described in the following paragraph. For the named executive officers, the cash incentive awards and SSAR grants made in February 2007 were based on multiples ranging from 3.8 to 7.2, with higher multiples relating to higher levels of responsibility.

In keeping with Dover’s executive compensation philosophy, Dover adjusts the relative mix of medium-term (cash) and long-term (equity) compensation opportunities in accordance with the breadth of the executive’s responsibility across the Dover organization. Increasingly larger percentages are allocated to long-term reward potential through equity awards for persons who are in positions to most materially affect Dover’s overall profitability and growth. Operating company management receive 27% of their respective reward opportunity in the form of three-year cash incentive awards, the value of which depends on the success of their operating unit, and 73% in the form of equity awards, the value of which depends on the success of Dover as a whole. Segment subsidiary officers receive 20% of their reward opportunity in the form of cash incentive awards and 80% in the form of equity awards. Corporate level officers receive 6% of their reward opportunity in the form of cash incentive awards and 94% in the form of equity awards.

Cash Performance Awards:  The dollar value to be applied to the cash performance award becomes the base amount of that award. Cash performance awards are made annually for the three-year performance period commencing with the year of the award. Any payout of cash performance awards will occur three years later, conditional upon the achievement of specified financial performance criteria over the three-year period. For example, payouts of cash incentive awards made in February 2007 are scheduled for payment in February 2010, subject to the achievement of the performance criteria for the three years 2007, 2008 and 2009, compared to the actual performance in the base year 2006. The actual cash payout, if any, is equal to the cash performance award amount multiplied by a percentage which is derived from a performance matrix, or table. The performance matrix uses a combination of the following performance parameters, using in each case the average of each factor over the three-year performance period compared to the base year:

•	real (inflation adjusted) growth in earnings per share;

•	real (inflation adjusted) growth in operating earnings;

•	after-tax return on equity; and

•	after-tax return on investment.

For the corporate officers who have responsibility across the entire Dover organization, including the chief executive officer and the chief financial officer, the applicable parameters are average (over three years) real growth in earnings per share and after-tax return on equity as reported in Dover’s public financial statements. For those participating officers at segment subsidiaries and operating companies, including the other named executive officers, the applicable parameters are average (over three years) real growth in operating earnings and after-tax return on investment as applicable to their business segment or operating company. In determining the amount of the payouts to officers of the segment subsidiaries and operating businesses, the results of businesses sold, including gains and losses on the sale of those businesses, are excluded once the businesses are sold, and all prior period results are restated to reflect such sold businesses. In a few select situations, adjustments are made to the performance criteria or the method of calculating the payout with the approval of the compensation committee. There is no payout if the three-year average growth in earnings is below zero or if the three-year average return on equity or return on investment is less than ten percent.

Since payouts under cash performance awards are based on performance over a three-year period, Dover has adopted transition rules for award recipients who transfer from one Dover business to another. During the three years following the transfer, payouts of cash performance awards continue to be based on the original performance period cash awards granted while the participant was at the former company. Any payout made within the first year after the transfer is based on the performance metrics applicable to the participant’s former company, as that is the business over which the person had the most control during the performance period. For payouts during the second and third years following a transfer, the participant has the option of selecting the performance metrics applicable to either the former or current business. However, if the performance metrics applicable to the current business are selected for a possible payout in year two after a transfer, the performance metrics applicable to the current business must also be used for any payout in year three after a transfer.

These transition rules are applicable to Mr. Van Loan, one of the named executive officers, in respect of the payout made to him in February 2007 for his cash performance award originally granted in February 2004. Mr. Van Loan became President of Dover Technologies in May 2005. His 2007 payout was based on the performance metrics applicable to the Everett Charles Technologies operating company, based on his award as President of Everett Charles Technologies in 2004.

SSAR Awards:  Once the dollar value to be applied to an SSAR grant is determined, that value is converted into a number of SSARs by dividing that value by the fair market value of Dover stock on the date of grant. The exercise price of all SSARs (and options granted in prior years) is the fair market value of Dover’s stock on the date of grant. All SSARs (and stock options) have been granted with ten-year terms and are not exercisable until three years after their grant.

Under the 2005 plan, the fair market value of Dover stock on the date of grant is determined in good faith by the compensation committee, taking into consideration the factors the committee deems appropriate from time to time, typically the closing price on the date of grant and the average of the high and low market prices on the date of grant. Accordingly, prior to November 2006, the fair market value may have been lower or higher than the closing price on the date of grant if the committee determined that the closing price was not the best representation of the fair market value of Dover common stock on that day. In November 2006, in light of the new SEC regulations relating to executive compensation disclosure, the committee adopted a principle that, going-forward, no grant will be made with an exercise price below the closing market price on the date of grant.

Stockholding Guidelines

Dover has no formal stock ownership requirement for its executive officers. However, it expects that its senior executive officers (or their family members) will hold the net shares acquired by the executive officer as compensation from Dover upon exercise of options or SSARs for the duration of the officer’s employment with Dover, except in cases of special need and in preparation for retirement.

Other Executive Officer Benefits

Dover and most of its companies offer a 401(k) plan to substantially all U.S.-based employees and provide a company matching contribution (the amount of which varies depending on the operating unit where such employees work) based on the amount contributed during the course of the year by a plan participant. Some operating units also make profit sharing contributions to the plan based on various discretionary performance factors.

Dover’s executive compensation program also includes the ability of executive officers to participate in various qualified and nonqualified employee benefit plans. Generally, these benefits serve a different purpose than traditional compensation, such as providing protection against financial loss arising from illness, disability, death or retirement. Some of these benefits are similar to those offered to other employees. Others, with participation generally limited to executive officers, are intended to enhance the tax efficiency of benefits to the recipient or serve as a substitute for, or enhance benefit opportunities lost due to, regulatory contribution limits applicable with respect to Dover’s qualified plans.

Dover offers selected executive officers the opportunity to participate in its Supplemental Executive Retirement Plan, which is an unfunded nonqualified plan that provides enhanced retirement benefits. In order to participate in the plan, executives must have been granted cash performance or equity awards in at least five years under the 2005 or 1995 plan and have been formally designated as participants by Dover’s chief executive officer. The plan provides a benefit pursuant to a formula in which two percent of a participant’s final five-year average pay is multiplied by the participant’s years of service (up to a maximum of 30 years) and then reduced by the value of other retirement benefits the participant will receive that are attributable to company contributions under other qualified and nonqualified retirement plans (including social security). In certain instances, in order to facilitate the hiring of experienced, mid-career executives, participants are credited with years of service prior to their actual years of service with Dover for purposes of determining their benefits under the plan. Unreduced plan benefits are payable to a participant who retires after attaining age 62 and completing 10 years of service, and the plan provides benefits if the participant becomes permanently disabled or dies before retirement. For a detailed description of this plan, see “Pension Benefits” below.

Dover also offers executive officers the opportunity to participate in its deferred compensation plan. This plan allows participants to elect to defer their receipt of the payment of up to 50% of salary and 100% of bonus and any payout of a cash performance award which is earned with respect to any year. This affords tax planning benefits to participants. See “Nonqualified Deferred Compensation” below for a detailed description of this plan.

With respect to its pension and other similar benefit programs, Dover has set a target at the median of comparable companies.

Although Dover has no executive employment contracts, it does have double-trigger change-in-control agreements with each of the named executive officers and certain other executive officers designed to encourage each such officer to continue to carry out his or her duties with a Dover company in the event of a change in control of Dover. The agreements provide that if both (1) there is a change in control of Dover and (2) within eighteen months following the change in control the officer’s employment is terminated either by Dover for other than “cause,” “disability” or death or by such officer for “good reason” (all as defined in the agreements), then such officer will receive a lump sum payment equal to three times the base salary in effect prior to that time plus the average annual bonus earned by the officer during the three prior years. The terms of these agreements are described in greater detail below.

Under the terms of various Dover benefit plans, a change in control of Dover will cause acceleration of the availability and payout of benefits, including that all outstanding cash performance awards will immediately vest and be paid and all outstanding stock options and SSARs will immediately vest and become exercisable. Most executive officers, including all senior executives, may not receive any payments under these agreements until six months after separation from Dover.

Perquisites

Dover does not provide significant perquisites to its executive officers. In keeping with its decentralized management style, Dover has no executive perquisite program. Management and the compensation committee believe that providing significant perquisites to executive officers would not be consistent with Dover’s overall compensation philosophy. As seen in the notes to the Summary Compensation Table below, only two of the five named executive officers received more than $10,000 in perquisites in 2006.

Regulatory Considerations

Dover takes into consideration applicable tax, securities laws and accounting regulations in structuring and modifying its compensation arrangements and employee benefit plans and, as it deems appropriate, making individual compensation decisions.

Section 162(m).  Section 162(m) of the Internal Revenue Code limits the ability of a public corporation such as Dover to take an income tax deduction of compensation in excess of $1 million to specified executive officers unless the compensation is paid under a stockholder-approved plan and is based on objective performance criteria. Dover’s general policy is to structure individual compensation and compensation programs to allow the company to fully deduct compensation in accordance with Section 162(m). Accordingly, as discussed above, Dover’s bonus incentive plan is designed to satisfy the requirements of Section 162(m), as are both the equity and cash incentive portions of the long-term incentive plan. Until 2007, the salary of Dover’s chief executive officer has been limited to $1 million per year and annual bonuses were increased to maintain total competitive compensation, based on TCM data and overall market conditions.

Dover believes that tax deductibility of compensation is an important factor in setting executive compensation policy and in rewarding superior executive performance. However, the compensation committee retains the authority to approve the payment of compensation that may not be deductible if it believes such payments would be in the best interest of Dover’s stockholders. All compensation paid to the executive officers for 2006 qualified as fully deductible for federal income tax purposes, although this will not be the case for the chief executive officer’s salary in 2007.

Section 409A.  Section 409A of the Internal Revenue Code imposes certain restrictions on Dover’s discretion with respect to early retirement and other matters under various of its nonqualified employee benefit plans and has required changes in the provisions and administration of these plans. These regulations largely limit the ability of senior executives to withdraw funds from Dover’s nonqualified plans and delay for six months following termination of employment certain payments or distributions to “specified employees,” as defined in Section 409A, who are generally the 50 highest paid employees of the Dover companies. Dover is revising its plans and practices to comply with these requirements and considering their impact on its overall executive compensation program.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2006.

Based on the review and discussions referred to above, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis for the year ended December 31, 2006 be included in Dover’s Annual Report on Form 10-K and in this proxy statement.

Compensation Committee:	Richard K. Lochridge (Chair)
Robert W. Cremin
Jean-Pierre M. Ergas
Kristiane C. Graham

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below shows all remuneration paid by Dover and its subsidiaries to the following officers for 2006:

•	Dover’s chief executive officer,

•	Dover’s chief financial officer; and

•	the three other most highly paid Dover senior executive officers for 2006.

The determination of the most highly paid senior executive officers is based on total compensation paid or accrued for 2006, excluding changes in the actuarial value of defined benefit plans and earnings on nonqualified deferred compensation balances.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferral
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)(1)	($)	($)(2)	($)(3)	($)	($)(4)	($)

Ronald L. Hoffman	2006	1,000,000	2,300,000	0	2,885,049	1,013,727	1,866,242	9,544	9,074,562
President and Chief Executive Officer
Robert G. Kuhbach	2006	565,000	550,000	0	746,280	424,356	571,806	9,557	2,866,999
Vice President and Chief Financial Officer
David J. Ropp	2006	700,000	750,000	0	838,661	2,000,000	1,204,136	9,525	5,502,322
Vice President of Dover, Director and President of Dover Resources, Inc.
Timothy J. Sandker	2006	660,000	550,000	0	790,744	2,000,000	848,636	33,966	4,883,346
Vice President of Dover, Director and President of Dover Industries, Inc.
David R. Van Loan	2006	630,000	850,000	0	754,802	1,113,181	497,781	35,300	3,881,064
Vice President of Dover, Director and President of Dover Technologies, Inc.

(1)	Bonus amounts represent payments made in the first quarter of 2007 for the year ended December 31, 2006, under the bonus incentive plan. The bonus incentive plan constitutes a non-equity incentive plan under Statement of Financial Accounting Standard No. 123(R). Although they are based on satisfaction of pre-established performance targets, these amounts are reported in the bonus column rather than the non-equity incentive plan compensation column to make clear that they are annual bonus payments for 2006 and to distinguish them from the payouts under the cash performance program for the three-year performance period ended December 31, 2006.

(2)	These amounts represent the compensation cost of outstanding option and SSAR awards granted in 2006 and prior years, calculated and expensed by the company in accordance with Statement of Financial Accounting Standard No. 123(R) for the fiscal year ended December 31, 2006, and do not correspond to the actual value that might be recognized by the named executives. For a discussion of the assumptions relating to calculation of the cost of equity awards, see Note 10 to the Notes to the Financial Statements contained in Dover’s 10-K for the year ended December 31, 2006.

(3)	Amounts represent the payouts earned under Dover’s cash performance program of the 2005 plan for the three-year performance period ended on December 31, 2006. The actual payouts were made during the first quarter of 2007. See the column under Note (1) for additional amounts paid as non-equity incentive plan compensation.

(4)	Amounts shown for Messrs. Hoffman, Kuhbach and Ropp represent Dover matching contributions under the 401(k) plan, amounts shown for Mr. Sandker reflect matching contributions to the 401(k) plan, an annual car allowance of $19,200, and $5,210 of imputed income related to company-paid commuting expenses, and amounts shown for Mr. Van Loan reflect matching contributions to the 401(k) plan, profit sharing amounts and an annual car allowance of $14,400.

GRANTS OF PLAN-BASED AWARDS

							All
						Estimated	Other
						Future	Stock	All Other
						Payouts	Awards:	Option
						Under	Number	Awards:
						Equity	of	Number of			Closing
			Estimated Future Payouts Under			Incentive	Shares	Securities	Exercise	Grant	Market
			Non-Equity Incentive Plan Awards			Plan	of Stock	Underlying	Price of	Date	Price on
			Threshold			Awards	or Units	Options	Option	Fair	Grant
	Grant		(1)	Target	Maximum	Target	(2)	(3)	Awards	Value	Date
Name	Date		($)	($)	($)	(#)	(#)	(#)	($/Sh)	($)	($)

Ronald L. Hoffman	2/2/06	(4)	n/a	n/a	n/a	169,609	0	0	46.00	2,885,049	46.11
	2/2/06	(5)	0	498,000	2,000,000	n/a	0	0	n/a	n/a	n/a
	2/2/06	(6)	0	3,000,000	4,500,000	n/a	0	0	n/a	n/a	n/a
Robert G. Kuhbach	2/2/06	(4)	n/a	n/a	n/a	43,873	0	0	46.00	746,280	46.11
	2/2/06	(5)	0	128,820	2,000,000	n/a	0	0	n/a	n/a	n/a
	2/2/06	(6)	0	1,695,000	2,542,500	n/a	0	0	n/a	n/a	n/a
David J. Ropp	2/2/06	(4)	n/a	n/a	n/a	49,304	0	0	46.00	838,661	46.11
	2/2/06	(5)	0	567,000	2,000,000	n/a	0	0	n/a	n/a	n/a
	2/2/06	(6)	0	1,750,000	2,625,000	n/a	0	0	n/a	n/a	n/a
Timothy J. Sandker	2/2/06	(4)	n/a	n/a	n/a	46,487	0	0	46.00	790,744	46.11
	2/2/06	(5)	0	534,600	2,000,000	n/a	0	0	n/a	n/a	n/a
	2/2/06	(6)	0	1,650,000	2,475,000	n/a	0	0	n/a	n/a	n/a
David R. Van Loan	2/2/06	(4)	n/a	n/a	n/a	44,374	0	0	46.00	754,802	46.11
	2/2/06	(5)	0	510,300	2,000,000	n/a	0	0	n/a	n/a	n/a
	2/2/06	(6)	0	1,575,000	2,362,500	n/a	0	0	n/a	n/a	n/a

(1)	Represents the minimum amount payable for a certain level of performance.

(2)	Not offered.

(3)	Not offered.

(4)	Represents an award of stock-settled stock appreciation rights under Dover’s 2005 plan. The SSARs will not be exercisable until February 2, 2009. The grant date fair value is calculated in accordance with Statement of Financial Accounting Standard No. 123(R), using a Black-Scholes value of $17.01 per SSAR.

(5)	Represents an award under the cash performance program of the 2005 plan made on February 2, 2006 for the three-year performance measurement period of 2006 through 2008. The actual cash payout, if any, at the end of the three-year performance measurement period will be equal to the award amount multiplied by a percentage which is derived from a performance matrix. The target amount shown assumes the award amount is multiplied by 100%. The highest multiplier possible under the program is 1,562%, provided that no participant receives a payout in any year greater than $2,000,000. In addition, the aggregate amount of payouts to a business unit’s employees may not exceed 30% of that business unit’s average annual earnings increase over the performance measurement period. There is no payout unless specified performance criteria are met. See “Executive Compensation — Compensation Discussion and Analysis.”

(6)	The amounts shown in this row reflect the potential payouts in February 2007 for 2006 under the bonus incentive plan. The threshold, target and maximum amounts assume, respectively, less than 50%, 100% and 150% satisfaction of the participant’s performance goal for 2006. The bonus amount actually paid in February 2007 is disclosed in the Summary Compensation Table in the column “Bonus” for 2006 for the executive officer. No future payout will be made under this award. For a discussion of the bonus incentive plan and the 2006 payouts, see “Compensation Discussion and Analysis — Compensation Components — Annual Compensation.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards							Stock Awards(1)
					Equity				Market	Equity	Equity
					Incentive Plan				Value of	Incentive Plan	Incentive Plan
					Awards:			Number of	Shares	Awards:	Awards: Market or
	Number of		Number of		Number of			Shares or	or Units	Number of	Payout Value of
	Securities		Securities		Securities			Units of	of Stock	Unearned	Unearned Shares,
	Underlying		Underlying		Underlying			Stock	That	Shares, Units	Units or
	Unexercised		Unexercised		Unexercised	Option		That	Have	or Other	Other Rights
	Options		Options		Unearned	Exercise	Option	Have Not	Not	Rights That	That Have
	(#)		(#)		Options	Price	Expiration	Vested	Vested	Have Not Vested	Not Vested
Name	Exercisable		Unexercisable		(#)	($)	Date	(#)	($)	(#)	($)

Ronald L. Hoffman			169,609	(2)		46.00	2/2/2016
			195,421	(3)		38.00	2/10/2015
			106,533	(4)		41.25	2/12/2014
	76,041	(5)				24.50	2/13/2013
	40,500	(6)				38.00	2/14/2012
	12,634	(7)				41.00	2/8/2011
Robert G. Kuhbach			43,873	(2)		46.00	2/2/2016
			50,760	(3)		38.00	2/10/2015
			44,596	(4)		41.25	2/12/2014
	65,608	(5)				24.50	2/13/2013
	36,582	(6)				38.00	2/14/2012
	34,046	(7)				41.00	2/8/2011
	16,568	(8)				39.00	2/10/2010
	54,549	(9)				31.00	2/4/2009
	15,562	(10)				35.00	2/5/2008
	20,738	(11)				24.71	2/6/2007
David J. Ropp			49,304	(2)		46.00	2/2/2016
			56,274	(3)		38.00	2/10/2015
			47,127	(4)		41.25	2/12/2014
	28,122	(5)				24.50	2/13/2013
	11,670	(6)				38.00	2/14/2012
	10,416	(7)				41.00	2/8/2011
	5,101	(8)				39.00	2/10/2010
	3,525	(9)				31.00	2/4/2009
	4,988	(10)				35.00	2/5/2008
Timothy J. Sandker			46,487	(2)		46.00	2/2/2016
			54,142	(3)		38.00	2/10/2015
			47,913	(4)		41.25	2/12/2014
	38,939	(5)				24.50	2/13/2013
	20,363	(6)				38.00	2/14/2012
	16,561	(7)				41.00	2/8/2011
	4,997	(8)				39.00	2/10/2010
David R. Van Loan			44,374	(2)		46.00	2/2/2016
			20,411	(3)		38.00	2/10/2015
			14,335	(4)		41.25	2/12/2014
	24,135	(5)				24.50	2/13/2013
	15,561	(6)				38.00	2/14/2012
	14,422	(7)				41.00	2/8/2011
	6,558	(8)				39.00	2/10/2010
	7,727	(9)				31.00	2/4/2009
	6,612	(10)				35.00	2/5/2008

(1)	None of the named executive officers has outstanding stock awards.

(2)	Stock-settled stock appreciation rights that are not exercisable until February 2, 2009.

(3)	Stock options that are not exercisable until February 10, 2008.

(4)	Stock options that became exercisable on February 12, 2007.

(5)	Stock options that became exercisable on February 13, 2006.

(6)	Stock options that became exercisable on February 14, 2005.

(7)	Stock options that became exercisable on February 8, 2004.

(8)	Stock options that became exercisable on February 10, 2003.

(9)	Stock options that became exercisable on February 4, 2002.

(10)	Stock options that became exercisable on February 5, 2001.

(11)	Stock options that became exercisable on February 6, 2000.

Equity Plans.   The awards shown in the “Outstanding Equity Awards at Fiscal Year End” table are grants of options or, beginning in 2006, SSARs, granted under the 2005 plan or its predecessor, the 1995 plan. The 1995 plan expired in January 2005 and was replaced by the 2005 plan. Options granted under either plan have similar terms.

The 2005 plan provides for stock option, SSAR, restricted stock and cash incentive awards. Dover reserved a maximum aggregate of 20,000,000 shares of common stock for issuance under the 2005 plan during its 10-year term. Of the shares authorized for issuance under the 2005 plan, only a maximum aggregate of 5% of the shares may be granted as restricted stock. Options granted under the 2005 plan may be either nonqualified stock options or incentive stock options within the meaning of Section 422 of the Internal Revenue Code. Grants and awards may be made by the compensation committee at any time or from time to time before January 31, 2015, provided that no incentive stock options may be granted after February 11, 2014.

No single recipient may be granted options and/or SSARs for more than 600,000 shares in any year. Options and SSARs have a term not exceeding ten years and become exercisable after not less than three years from their date of grant, except in special circumstances such as upon a change in control or a recipient’s death or permanent disability. Generally, stock options are not transferable, except that nonqualified options may be transferred to members of the holder’s immediate family (or a trust for the benefit of one or more of such family members), but any such transferred options cannot be further transferred by the transferee during the transferee’s lifetime. SSARs are not transferable except by bequest or inheritance.

The primary difference between options and SSARs is in the method of exercise. To exercise an option, the holder must pay to Dover the exercise price and the withholding taxes triggered by the exercise. By contrast, the holder of a vested SSAR will only have to notify Dover of the SSAR exercise and specify the number of SSARs being exercised. Dover will then calculate the gain measured by the difference between the exercise price and the fair market value of a share on the date of exercise, withhold the appropriate amount of tax, divide the remaining gain by the fair market value of a share on the date of exercise and deliver the resulting number of whole shares to the holder. Because of this issuance of a net number of shares, the number of shares issued upon exercise of SSARs will be less than upon exercise of stock options covering the same initial number of shares.

OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
	Number of			Number of
	Shares Acquired	Value Realized		Shares Acquired	Value Realized
	on Exercise	on Exercise		on Vesting	on Vesting
Name	(#)	($)		(#)	($)

Ronald L. Hoffman	2,603	20,980	(1)	—	—
	1,972	23,782	(1)	—	—
Robert G. Kuhbach	19,290	432,073	(2)	—	—
David J. Ropp	—	—		—	—
Timothy J. Sandker	—	—		—	—
David R. Van Loan	6,264	145,019	(3)	—	—

(1)	Represents the exercise on February 15, 2006 of a stock option granted on February 10, 2000 for 2,603 shares at an exercise price of $39.00 per share and of a stock option granted on February 5, 1998 for 1,972 shares at an exercise price of $35.00 per share. The closing price of Dover’s common stock on the NYSE on February 15, 2006 was $47.06. The “value realized on exercise” provided in the table represents the difference between the closing price on the exercise date and the exercise price multiplied by the number of shares underlying each option exercised.

(2)	Represents the exercise on January 31, 2006 of a stock option granted on February 8, 1999 for 19,290 shares at an exercise price of $23.5312 per share. The closing price of Dover’s common stock on the NYSE on January 31, 2006 was $45.93.

(3)	Represents the exercise on April 7, 2006 of a stock option granted on February 8, 1997 for 6,264 shares at an exercise price of $24.7187 per share. The closing price of Dover’s common stock on the NYSE on April 7, 2006 was $47.87.

PENSION BENEFITS

				Present Value of
		Number of Years	Normal	Accumulated	Payments during
		Credited Service	Retirement Age	Benefit	Last Fiscal Year
Name	Plan name	(#)(1)	(#)	($)(2)	(3)

Ronald L. Hoffman	Pension Plan	7	65	151,941	Not Offered
	SERP	15.6 (actual + prior service credit)	62 with 10 years service	4,924,870	Not Offered

Robert G. Kuhbach	Pension Plan	14	65	326,700	Not Offered
	SERP	18.8 (actual + prior service credit)	62 with 10 years service	3,058,105	Not Offered

David J. Ropp	Pension Plan	9	65	229,546	Not Offered
	SERP	15.5 (actual + prior service credit)	62 with 10 years service	3,197,511	Not Offered

Timothy J. Sandker	Pension Plan	37.6(4)	65	779,716	Not Offered
	SERP	37.3(5) (actual)	62 with 10 years service	4,170,349	Not Offered

David R. Van Loan	SERP	15.6 (actual + prior service credit)	62 with 10 years service	1,876,422	Not Offered

(1)	Messrs. Hoffman, Kuhbach, Ropp and Van Loan are eligible for prior service credit of 5.8, 5.1, 6.8 and 5.7 years, respectively. The increase in present value of benefits due to their prior service credit is: Hoffman: $2,647,991; Kuhbach: $976,012; Ropp: $1,948,268; Van Loan: $964,098.

(2)	This amount includes the value of contributions made by the named executives throughout their careers.

(3)	Dover’s pension plan and SERP do not allow distributions to participants while employed at Dover.

(4)	Limited to 35 years under the provisions of the plan.

(5)	Limited to 30 years under the provisions of the plan.

Pension Plan

The Dover Corporation Pension Plan (the “pension plan”) is a tax-qualified defined benefit plan covering certain salaried and hourly employees of Dover and its domestic subsidiaries who are US citizens and tax residents, and generally have attained age 21 and completed one year of employment. A number of Dover operating companies and one segment subsidiary do not participate in the pension plan and Mr. Van Loan does not participate in the pension plan. Generally, vesting of qualified pension benefits occurs after completion of five years of employment or, if earlier, upon reaching normal retirement age, which, for purposes of the pension plan, is the first day of the month coincident with or next following an employee’s 65th birthday.

The benefit is based generally upon:

•	final average compensation, defined as the highest 60 consecutive months of compensation out of the last 120 months of employment, and

•	years of service credit (to a maximum of 35 years).

Compensation for pension plan purposes includes base pay, annual bonus, commissions, overtime, holiday pay, vacation pay and certain amounts contributed by employees to benefit plans, but excludes any payments of stock option, SSAR or restricted stock awards under the 2005 plan or the 1995 plan, expense reimbursements, payments from or Dover contributions to benefit plans, sign-on, stay or retention bonuses, severance pay, or special allowance or premium pay with respect to employment outside the United States. Compensation is limited to the annual statutory limit for tax-qualified pension plans ($225,000 for 2007). Benefits at a participant’s normal retirement age under the pension plan are equal to 1% of the participant’s final average compensation up to the Social Security integration level (SSIL) plus 1.5% of final average compensation in excess of the SSIL, multiplied by the participant’s years of actual service under the pension plan to a maximum of thirty-five years. The SSIL is 158% of the Social Security wage bases averaged over the 35 years prior to the year of calculation. A participant who remains in service after his or her normal retirement age continues to accrue benefits under the pension plan. All persons named in the Pension Benefits Table who participate in the pension plan have become vested in their pension plan benefits and, therefore, are eligible, upon termination of employment, to begin receiving benefits before normal retirement age, in which case the benefit would be reduced if paid prior to their normal retirement ages based on the following factors:

•	0.5555% per month from ages 60-65;

•	0.2778% per month from ages 55-60; and

•	further reduced prior to age 55 with actuarial factors set forth in the pension plan.

Alternatively, payment of the benefit can be deferred until normal retirement age.

A qualified plan election generally is required in order for benefits to commence. Benefits will be paid as a single life annuity if the employee is not married at the benefit commencement date, or as a joint and 50% survivor annuity with the participant’s spouse as the joint annuitant if the employee is married on such date. Other forms of payment may be elected, including a lump sum payment, 5 year certain and life annuity (meaning a guaranteed benefit for 5 years to the employee and if the employee dies before this period ends, the remaining guaranteed payments will be made to his or her beneficiary), 10 year certain and life annuity, single life annuity and joint and 100% survivor annuity. A vested participant who becomes permanently disabled prior to retirement may elect to receive either an unreduced immediate benefit or an enhanced deferred benefit, and benefits also are payable to the spouse of a participant who dies prior to retirement.

SERP

The Dover Corporation Supplemental Executive Retirement Plan (the “SERP”) is an unfunded nonqualified plan that provides enhanced retirement benefits. Eligibility for, and vesting of, SERP benefits occur when an employee

•	has been granted an equity or cash incentive award in each of five years (not necessarily consecutive) under either the 1995 plan or the 2005 plan, and

•	was employed by a Dover company that participates in the SERP on the date the fifth or a later such award was granted, and

•	has received a written designation by the chief executive officer of Dover as an actual participant.

Benefits under the SERP are determined as (A) times (B) times (C) reduced by (D):

(A) 2% of the participant’s final average compensation (defined as the highest 60 consecutive months of compensation out of the last 120 months of employment) multiplied by

(B) the participant’s years of actual service plus prior service credit (limited to a combined maximum of 30 years), multiplied by

(C) if the participant elects to have payment of benefits commence prior to his or her 65th birthday, an early retirement reduction factor, based on the participant’s age and service at termination (as described below), reduced by

(D) all company provided benefits paid or accrued under all other qualified and nonqualified plans sponsored by Dover, including the employer-paid portion of Social Security or other benefits provided from a governmental plan, but excluding offsets for elective deferrals of employee compensation plus associated earnings under any such plan (e.g., employee contributions to the 401(k) plan or the deferred compensation plan and earnings attributable to such contributions).

Compensation for SERP purposes is the same as that under the pension plan, except that the statutory limitation with respect to the amount of compensation that can be considered under a tax-qualified plan does not apply.

Participants who were at least age forty on their first birthday following their date of hire (or the acquisition of their employer) by a Dover company and received an equity or cash incentive award under the 1995 or 2005 plan within 24 months after such hire (or acquisition) date (“mid-career hires”) are eligible to receive years of service credit equal to one-fourth of the number of years that have elapsed from the participant’s twenty-fifth birthday to the date he or she was hired (or acquired) by a Dover company (“prior service credit”). However, certain conditions apply to such participants who were hired after December 31, 2004. For purposes of granting prior service credit to participants, there are two levels of application:

•	Mid-career hires who were hired prior to January 1, 2005 will automatically receive prior service credit and such prior service credit will count towards the calculation of their benefit and towards the years of service criteria for determining early retirement reduction factors, and

•	Mid-career hires who were hired after December 31, 2004 may receive prior service credit if the chief executive officer of Dover approves such prior service credit before the participant is designated as an actual participant. However, such prior service credit will be phased in over four years and will count towards the calculation of their benefit but not towards the years of service criteria for early retirement without penalty.

Normal retirement age is 65 and early retirement reduction factors apply to participants who retire before that age except that a participant may retire at age 62 without penalty if the participant has at least 10 years of service (if hired prior to 2005, service includes prior service credit). All named executive officers are eligible to receive unreduced early retirement benefits if they retire or terminate employment after attaining age 62.

The table below summarizes the application of the early retirement factors:

Early Retirement Factor Application
At This Age:	Less than 10 years of service(1)	10 or more years of service(1)

Age 55 through 65	0.4167% for each month that such termination/retirement precedes age 65	0.4167% for each month that such termination/retirement precedes age 62
Prior to Age 55	50% reduced by	65% reduced by
	• 0.250% per month from age 45 through 54	• 0.250% per month from age 45 through 54
	• 0.083% per month from age 35 through 44	• 0.083% per month from age 35 through 44

(1)	If hired prior to January 1, 2005, service includes actual service plus prior service credit. If hired after December 31, 2004, service includes actual service only.

A participant who becomes permanently disabled will continue to accrue years of service credits under the SERP during the period of disability and will be entitled to receive a benefit as described above, based on his or her final five-year average compensation at the time that the disability commences, when the participant subsequently terminates employment. The spouse or other beneficiary of a participant who dies prior to commencement of benefit payments from the SERP will receive a lump sum death benefit in the amount that the participant would have received had he or she otherwise terminated employment or retired and been entitled to a lump sum payment of his or her benefit.

SERP benefits that have a present value of $500,000 or less will be paid in a single lump sum payment within 30 days of termination of employment (or on the first day of the seventh month following termination, if the employee is a “specified employee,” as defined in Internal Revenue Code Section 409A). If the present value of a SERP benefit exceeds $500,000, 75% of the present value of the benefit will be paid as a lump sum at the termination of employment or retirement (or on the first day of the seventh month following termination, if the employee is a “specified employee,” as defined in Internal Revenue Code Section 409A) with the remainder paid in five annual installments commencing one year after the termination of employment.

Lump sum payments from the SERP will be calculated on the same basis as is used for calculating lump sum payments from the pension plan, except that the discount rate with respect to executives who have not attained age 55 and completed 10 years of actual service will be the greater of the pension plan’s lump sum rate and the discount rate used with respect to the pension plan for financial accounting purposes. SERP benefits generally will be paid as soon as practicable after a participant’s retirement. The SERP benefit of a “specified employee” (as defined above) for whom payment is delayed for six months after retirement will be credited with interest at the rate used to calculate lump sum benefits with respect to the period of delay. An election to delay the timing (but not change the form) of distribution of the SERP benefit must be made at least one year prior to termination of employment/retirement, and if such an election is made, the payment of the SERP benefit must be delayed by at least 5 years from either the date of termination/retirement or the prior date elected.

Grandfathered SERP Benefits

SERP participants who, as of December 31, 2004, were age 55 and whose actual service and prior service credit totaled at least 10 years are considered grandfathered participants and have additional flexibility regarding receipt of the portion of their SERP benefit accrued through December 31, 2004 (“grandfathered SERP benefit”), based on the provisions of the SERP in effect at that time.

The forms of payment of the grandfathered SERP benefits are the same as those under the pension plan. Any grandfathered SERP benefit which has a present value of $50,000 or less is automatically distributed in a lump sum shortly after termination of employment. A grandfathered SERP benefit which has a present value greater than $50,000 may be paid in a lump sum only with the approval of the pension committee. A participant who has made a timely election to receive an annuity form of payment can elect another annuity form of payment (or elect another beneficiary, if applicable), regardless of the rules described above, if the participant can demonstrate that there has been a relevant change in family circumstances since the prior election was made. For executives with a grandfathered SERP benefit, an election regarding the time and form of the distribution of the grandfathered SERP benefit is required to be made at least one year prior to termination of employment or retirement. If no such distribution election is made, the payment of the grandfathered SERP benefit will be made according to the time and form of pension plan payments (or payments under another qualified defined benefit plan of a Dover affiliate in which the SERP participant is participating), unless the executive is not a participant in the pension plan (or another qualified defined benefit plan of a Dover affiliate), in which case payment of the grandfathered SERP benefit will begin at age 65 in the form of a joint and 50% survivor annuity (if the participant is married), with the participant’s spouse as the joint annuitant, or a single life annuity (if the participant is not married).

The grandfathered SERP benefit may be rolled over to the deferred compensation plan if an election under both the SERP and the deferred compensation plan is made at least one year in advance of termination of employment or retirement. In addition, the grandfathered SERP benefit will not be subject to the six month delay for any executive who is a “specified employee” as described above.

All named executive officers are entitled to a grandfathered SERP benefit.

NONQUALIFIED DEFERRED COMPENSATION

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		contributions	contributions	earnings	withdrawals/	balance at
		in last FY	in last FY	in last FY	distributions	last FYE
Name	Plan Name	($)	($)	($)	($)	($)

Ronald L. Hoffman	Dover Deferred Compensation Plan	100,000	0	54,950	0	516,380
Robert G. Kuhbach	Dover Deferred Compensation Plan	343,876	0	192,340	0	1,290,571
David J. Ropp	Dover Deferred Compensation Plan	228,900	0	59,635	0	878,367
Timothy J. Sandker	Dover Deferred Compensation Plan	295,200	0	257,122	0	1,975,423
David R. Van Loan(1)	Dover Deferred Compensation Plan	—	—	—	—	—

(1)	Mr. Van Loan has elected not to participate in the deferred compensation plan.

Deferred Compensation Plan

The Dover Corporation Deferred Compensation Plan (the “deferred compensation plan”) is an unfunded nonqualified plan maintained for the purpose of making available the option to defer receipt of current compensation to a select group of management or highly compensated employees (as that phrase is defined under Title I of ERISA) of Dover and its subsidiary corporations, where the term “subsidiary corporation” is defined as set forth under Internal Revenue Code Section 424(f). All amounts deferred are from the salary (base pay), bonus or cash performance program payouts which the participant was entitled to receive in the year of deferral. Dover has established a non-qualified grantor trust (the “trust”), with a bank as the trustee thereof, to hold certain amounts deferred under the deferred compensation plan. These amounts are considered general assets of Dover and are available to Dover’s creditors in the event of Dover’s insolvency. Amounts held in the trust are invested by the trustee using various investment vehicles including the purchase of insurance contracts on the lives of certain participants.

Employees eligible for the deferred compensation plan are key management or highly compensated employees who are selected by the deferred compensation plan’s administrative committee and who meet the following requirements at the time of filing an election to defer compensation under the deferred compensation plan:

•	are on a regular periodic U.S. payroll of Dover or its subsidiary corporations;

•	are expected to have a combination of annual salary (base pay) and bonus in excess of the compensation limits applicable to tax-qualified pension plans for the year ($225,000 for 2007);

•	are hired or promoted prior to October 1 of the year in which they otherwise meet the requirements to become eligible; and

•	are currently participating in or, if newly hired or promoted, are expected to be granted in the next calendar year an equity or cash incentive award under the 2005 plan.

Each year by November 30th, participants can elect to defer salary that would otherwise be paid during the next calendar year and to defer the bonus, cash performance payment, and other compensation paid in the second calendar year following the election. Amounts that may be deferred are up to 50% of salary (base pay), up to 100% or a set dollar amount of bonus and/or up to 100% or a set dollar amount of cash performance compensation, but in all events the minimum aggregate amount deferred during a plan year must be $5,000. All such deferral elections are irrevocable. Dover may also make discretionary contributions on behalf of participants but has never done so and does not currently expect to do so. Participants are offered certain investment options and can choose how they wish to allocate their deferrals among those investment options. Although participants do not own shares in the investment options selected, their accounts are credited with the net returns of the investment options they selected and in which their deferrals are deemed to be invested. Participants may change the individual options selected on a monthly basis. Participants are 100% vested in all amounts deferred, and any earnings and losses on such deferred amounts. If there are any company contributions, they will be vested as determined by the deferred compensation plan’s administrative committee.

A participant who makes a deferral election for a year may also elect, with respect to the compensation being deferred for that year, the timing and form for the payment of benefits which will apply if the participant’s account value is more than $50,000 as of the January 31st following the year in which any event triggering distribution (such as retirement) occurs or if the participant terminates employment on account of retirement or disability, as defined under the deferred compensation plan. Account balances of $50,000 or less are distributed in a lump sum.

Generally, disbursements of deferred amounts must be either on account of retirement, disability or any other termination of service, or at the time of a scheduled in-service withdrawal date chosen by the participant. On demand in-service distributions are permitted with respect to amounts deferred as of December 31, 2004, as adjusted for earnings and losses (the “grandfathered deferred compensation plan”), and require forfeiture of 10% of the amount of the distribution requested. The participant may also elect to have a lump sum amount from the grandfathered SERP benefit rolled over to the grandfathered deferred compensation plan, and have such amount distributed in accordance with the distribution dates allowable under the deferred compensation plan. Any such rollover must be elected (and may be revoked) not less than 12 months prior to the participant’s retirement or termination of employment. In addition, distributions on account of hardship, as determined in the deferred compensation plan’s administrative committee’s discretion, are permitted and in the event a hardship distribution occurs, the participant may not defer any compensation for the balance of that plan year.

Under the deferred compensation plan, retirement is deemed to occur on or after the participant reaches his or her 65th birthday, the participant completes 10 years of service and attains age 55, or, with respect to deferrals under the grandfathered deferred compensation plan, the participant completes such other criteria that the deferred compensation plan’s administrative committee determines is sufficient to grant an approved earlier retirement date. Distributions triggered by retirement may be deferred but not later than the last day of the first quarter following the calendar year in which the participant attains age 70. Upon retirement or disability, distributions of a participant’s account may be made in the following forms: over a period of 5, 10, or 15 years, or in a single lump sum. If no election is made as to the form of distribution, the account is automatically distributed in annual installments over a 10-year period. Scheduled in-service withdrawals may be elected to be distributed in a single lump sum, or annual installments over 2, 3, 4, or 5 years. Distributions upon death or other termination of service are made in a single lump sum payment.

Changes in the form or timing of distributions (as elected initially) may be made at any time but are not effective until the later of 12 months after the election and retirement (or the fixed date in the case of scheduled in-service withdrawals). For scheduled in-service withdrawals, the only change in election permitted is to extend (up to two times) the date of payment, with the minimum period of such extension being 5 years (2 years with respect to the grandfathered deferred compensation plan) from the originally scheduled date for the first extension, and five years (2 years with respect to the grandfathered deferred compensation plan) from the extended date with respect to the second extension.

Internal Revenue Code Section 409A applies to all amounts deferred under the deferred compensation plan that were earned on and after January 1, 2005 (the “409A deferred compensation plan”). The same terms and conditions apply to the 409A deferred compensation plan other than those requiring a change to comply with Section 409A. Accordingly, the payment date of the amounts under the 409A deferred compensation plan will be delayed for six months for any executive who is a “specified employee” (as described above), in which case amounts under the 409A deferred compensation plan as of termination of employment or retirement will be increased with six months of earnings. In addition, on demand in-service withdrawals under the 409A deferred compensation plan are not allowed. The approved early retirement features of the deferred compensation plan, which permitted distributions prior to attainment of age 55 and 10 years of service, at the discretion of the deferred compensation plan’s administrative committee, are not applicable to the 409A deferred compensation plan. Initial elections as to the form and timing of distributions must be made at the same time as initial deferral elections, for each plan year of participation. An election to delay the timing and/or distribution of the 409A deferred compensation plan must be made at least one year prior to the originally scheduled distribution date, and must result in a delay of distribution of such amounts by at least 5 years after the originally scheduled distribution date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The discussion and tables below describe the compensation to which each of the named executive officers would be entitled in the event of termination of such executive’s employment or a change in control.

As discussed elsewhere in this proxy statement, Dover companies do not enter into employment contracts with their executives and do not have a general severance policy applicable to all employees. Accordingly, the named executive officers are entitled to benefits upon termination of their employment only as provided for in previously granted options, SSARs and cash incentive grants under the 2005 plan and its predecessor, the 1995 plan, other benefits plans and in dual-trigger change in control agreements.

409A Limitations.  In compliance with Internal Revenue Code Section 409A, an executive who is a “specified employee” (as described above) at the time of termination of employment may not receive a payment of any compensation that is determined to be subject to Internal Revenue Code Section 409A until six months after his or her departure from Dover (including, but not limited to, certain benefit payments on voluntary or involuntary termination, SERP benefits other than grandfathered SERP benefits, and 409A deferred compensation plan benefits).

Payments Made Upon Termination (Without a Change in Control)

Payments Made Upon Voluntary or Involuntry (Not for Cause) Termination

A named executive officer whose employment terminates as a result of voluntary departure or involuntary termination other than for cause:

•	will be entitled to payment of cash performance awards for which the performance period had been completed but payout had not yet occurred;

•	will be entitled to exercise vested stock options or SSARs until the end of three months following the date of termination or any earlier expiration of the award;

•	will receive a single lump sum payment of amounts accrued and vested in the deferred compensation plan and SERP (except the grandfathered SERP benefit will be distributed as described above); and

•	will forfeit cash performance awards for which the period had not been completed and unexercisable stock options and SSARs and unvested restricted stock awards.

A named executive officer whose employment is terminated by Dover for cause will forfeit all outstanding cash and equity awards under the 2005 and 1995 plans, whether or not vested or exercisable. The executive will receive a payment of amounts deferred and accrued in the deferred compensation plan and all amounts vested in the SERP as described in the applicable plan description above.

Payments Made Upon Normal Retirement

A named executive officer who retires at the normal retirement age under the applicable plan:

•	will be entitled to receive on the normal payout date the payout of any previously-granted cash performance award that would have been earned had he continued to be a Dover employee through the payout date;

•	will continue to vest in options and SSARs held as of the retirement date and may exercise them after vesting until the earlier of the expiration of the award or the end of the 60 month period following retirement; and

•	will be entitled to receive payment of amounts deferred and accrued in the deferred compensation plan and amounts vested in the SERP in accordance with the terms of those plans and his elections thereunder.

Under the 2005 and 1995 plans, normal retirement is defined as retirement at age 62. For the definitions of normal retirement under each of the deferred compensation plan, SERP and pension plan, see the applicable plan description above.

Payments made Upon Early Retirement

Early retirement is defined in each of the deferred compensation plan, the SERP and the pension plan as described in the applicable plan description above. With respect to awards under the 2005 and 1995 plans, early retirement is defined as termination for any reason other than normal retirement, death, disability or cause, under one of the following circumstances:

•	the executive has at least 10 years of service with a Dover company and the sum of his or her age and years of service on the date of termination equals at least 65 (the “Rule of 65”) and the executive voluntarily terminates employment on at least 6 months’ notice;

•	the executive has at least 15 years of service with a Dover company and the sum of his or her age and years of service on the date of termination equals at least 70 (the “Rule of 70”) and the executive voluntarily terminates employment on at least 6 months’ notice; or

•	the executive’s employment is terminated because the company or line of business in which he or she is employed is sold and the executive remains employed through the closing date of the sale (“sale of a company”).

A named executive officer who takes early retirement (as defined in the applicable plan):

•	will be entitled to receive payment of amounts deferred and accrued in the deferred compensation plan and amounts vested in the SERP in accordance with the terms of the plans and the officer’s elections thereunder;

•	will be entitled to have his options and SSARs continue to vest and be exercisable for a period of 24 months, 36 months or 12 months following the date of early retirement under the Rule of 65, the Rule of 70 or sale of a company, respectively, provided that an executive who is eligible to retire under the Rule of 65 or the Rule of 70 and who retires upon the sale of a company will be entitled to have his options and SSARs continue to vest and be exercisable in accordance with the Rule of 65 or Rule of 70 treatment, as the case may be, and further provided that options and SSARs can never be exercised after the expiration of their 10-year term; and

•	subject to the discretion of Dover’s chief executive officer, on the regular payout date, may receive all, some or none of the remaining payouts of cash performance awards outstanding on the date of early retirement under the Rule of 65 or the Rule of 70 (all outstanding cash performance awards are canceled under early retirement upon the sale of a company).

Any person taking early retirement under the 2005 or 1995 plan and not waiving the benefits of early retirement is deemed to have expressly agreed not to compete with Dover or any Dover company at which he or she was employed within the three years immediately prior to termination, in the geographic area in which Dover or the Dover company actively carried on business at the end of the participant’s employment, for the period during which early retirement affords the participant enhanced benefits. These periods are:

•	with respect to stock options or SSARs, the additional period allowed the participant for the exercise of options or SSARs outstanding at termination of employment, as described above; and

•	with respect to cash performance awards, the period until payment is made following the end of the last applicable performance period.

If the participant fails to comply with the non-compete provision, the early retirement is automatically rescinded and the participant forfeits the enhanced benefits referred to above and must return to Dover the economic value previously realized by reason of such benefits.

Payments Made Upon Disability or Death

A named executive officer who dies or becomes permanently disabled (or, if he has died, his beneficiary or estate):

•	will be entitled to receive on the normal payout date a portion of each cash performance payout that he would have earned had he continued to be a Dover employee through the payout or distribution date; such portion is determined by multiplying the full payout amount by a fraction, the numerator of which is the number of months the executive was employed during the performance measurement period and the denominator of which is the total number of months in that period;

•	will become immediately vested in any unvested options or SSARs and all options and SSARs may be exercised until the earlier of their expiration date or the end of the 60 month period following the executive’s death or disability; and

•	will be entitled to receive payment of all amounts deferred and accrued in the deferred compensation plan and all amounts vested in the pension plan and the SERP in accordance with the terms of those plans and his elections thereunder.

The tables below show the aggregate amount of potential payments and other benefits that each named executive officer (or his beneficiary or estate) would have been entitled to receive if his employment had terminated (other than as a result of a change in control) on December 31, 2006. The amounts shown assume that termination was effective as of December 31, 2006, include amounts earned through such time and are estimates of the amounts which could have been paid out to the executives upon their termination at that time. The actual amounts to be paid out can only be determined at the time of each executive’s separation from Dover. Annual bonuses are discretionary and are therefore omitted from the tables. As of December 31, 2006, none of Messrs. Hoffman,

Kuhbach, Ropp or Van Loan were eligible for normal retirement (as defined in the applicable plans) or early retirement under the Rule of 70 and Mr. Ropp was not eligible for early retirement under the Rule of 65. As of December 31, 2006, Mr. Sandker was not eligible for normal retirement (as defined in the applicable plans). In addition, early retirement upon sale of a company applies to a sale by Dover of one of its companies and thus is not applicable to Mr. Hoffman or Mr. Kuhbach. Accordingly, those events are not included in the tables for such officers.

Ronald L. Hoffman

	Voluntary
	Termination or
	Involuntary
	Not for Cause		For Cause	Early Retirement
	Termination		Termination	Under the		Death		Disability
	($)		($)	Rule of 65 ($)		($)		($)

Cash performance award	1,013,727	(1)	0	1,487,727	(2)	1,495,727	(3)	1,495,727	(3)
Stock options/SSARs	2,412,160	(4)	0	5,393,461	(5)	5,905,680	(6)	5,905,680	(6)
Retirement plan payments (SERP and Pension plans)(7)	5,533,914		5,533,914	5,533,914		5,533,914		5,533,914
Deferred compensation plan(8)	516,380		516,380	516,380		516,380		516,380
Health and Welfare benefits(9)	0		0	0		1,000,000		0
Total:	9,476,181		6,050,294	12,931,482		14,451,701		13,451,701

(1)	This amount was earned as of December 31, 2006, for the completed three-year performance period 2004-2006. Except for a termination “for cause,” none of the termination events in this table would have any effect on the payout of this amount. This amount was paid to the executive officer in February 2007 (see Summary Compensation Table).

(2)	This amount includes the payout described in note (1) for the performance period 2004-2006, plus a payout on the cash performance award made in February 2005 for the three-year performance period 2005-2007. This calculation assumes (1) that the compensation committee approves a payout for the 2005-2007 performance period but not for any other performance periods that were incomplete as of the termination date and (2) a payout of 100% of the base amount of the February 2005 award.

(3)	This amount includes the payout described in note (1) for the performance period 2004-2006, plus prorated payouts at the 100% level of the other two cash performance awards outstanding at the time of the executive’s death or disability, paid on the regular payout dates following the executive’s death or disability.

(4)	This amount reflects the value of outstanding vested options and SSARs as of December 31, 2006, which is the difference between the closing price of $49.02 per share of Dover Common Stock on December 29, 2006, the last trading day of 2006, and the exercise price of each option and SSAR award multiplied by the number of shares covered by such award. All such vested options and SSARs would continue to be exercisable for up to three months following the executive’s voluntary or involuntary (not for cause) termination.

(5)	This amount reflects the value of vested options and SSARs as of December 31, 2006, as described in note (4), and the value of unvested options and SSARs that would vest within 24 months following the executive’s retirement.

(6)	This amount reflects the value of all vested and unvested options and SSARs. All unvested options and SSARs immediately vest and become exercisable upon the executive’s death or disability.

(7)	These amounts reflect benefits accrued under the plans as of December 31, 2006; no increase in such benefits would result from the termination event.

(8)	These amounts reflect compensation deferred by the executive and earnings accrued thereon under the plan as of December 31, 2006; no increase in such benefits would result from the termination event.

(9)	In the event of accidental death, an additional $1,000,000 would be payable. Dover’s disability plan provides a benefit of $15,000 per month which is offset by Dover provided retirement benefits. The SERP benefit for Mr. Hoffman is greater than $15,000 per month so the disability benefit under the plan is reduced to $0.

Robert G. Kuhbach

	Voluntary
	Termination or
	Involuntary
	Not for Cause		For Cause	Early Retirement
	Termination		Termination	Under the		Death		Disability
	($)		($)	Rule of 65 ($)		($)		($)

Cash performance award	424,356	(1)	0	547,485	(2)	549,385	(3)	549,385	(3)
Stock options/SSARs	4,156,013	(4)	0	5,061,899	(5)	5,194,396	(6)	5,194,396	(6)
Retirement plan payments (SERP and Pension plans)(7)	3,596,426		3,596,426	3,596,426		3,596,426		3,596,426
Deferred compensation plan(8)	1,290,571		1,290,571	1,290,571		1,290,571		1,290,571
Health and Welfare benefits(9)	0		0	0		1,000,000		0
Total:	9,467,375		4,886,997	10,496,381		11,630,778		10,630,778

(1)	This amount was earned as of December 31, 2006, for the completed three-year performance period 2004-2006. Except for a termination “for cause,” none of the termination events in this table would have any effect on the payout of this amount. This amount was paid to the executive officer in February 2007 (see Summary Compensation Table).

(2)	This amount includes the payout described in note (1) for the performance period 2004-2006, plus a payout on the cash performance award made in February 2005 for the three-year performance period 2005-2007. This calculation assumes (1) that the chief executive officer exercises his discretion to approve a payout for the 2005-2007 performance period but not for any other performance periods that were incomplete as of the termination date and (2) a payout of 100% of the base amount of the February 2005 award.

(3)	This amount includes the payout described in note (1) for the performance period 2004-2006, plus prorated payouts at the 100% level of the other two cash performance awards outstanding at the time of the executive’s death or disability, paid on the regular payout dates following the executive’s death or disability.

(4)	This amount reflects the value of outstanding vested options and SSARs as of December 31, 2006, which is the difference between the closing price of $49.02 per share of Dover Common Stock on December 29, 2006, the last trading day of 2006, and the exercise price of each option and SSAR award multiplied by the number of shares covered by such award. All such vested options and SSARs would continue to be exercisable for up to three months following the executive’s voluntary or involuntary (not for cause) termination.

(5)	This amount reflects the value of vested options and SSARs as of December 31, 2006, as described in note (4), and the value of unvested options and SSARs that would vest within 24 months following the executive’s retirement.

(6)	This amount reflects the value of all vested and unvested options and SSARs. All unvested options and SSARs immediately vest and become exercisable upon the executive’s death or disability.

(7)	These amounts reflect benefits accrued under the plans as of December 31, 2006; no increase in such benefits would result from the termination event.

(8)	These amounts reflect compensation deferred by the executive and earnings accrued thereon under the plan as of December 31, 2006; no increase in such benefits would result from the termination event.

(9)	In the event of accidental death, an additional $1,000,000 would be payable. Dover’s disability plan provides a benefit of $15,000 per month which is offset by Dover provided retirement benefits. The SERP benefit for Mr. Kuhbach is greater than $15,000 per month so the disability benefit under the plan is reduced to $0.

David J. Ropp

	Voluntary
	Termination or
	Involuntary
	Not for Cause		For Cause	Early Retirement
	Termination		Termination	Upon Sale of		Death		Disability
	($)		($)	Company ($)		($)		($)

Cash performance award	2,000,000	(1)	0	2,000,000	(2)	2,545,400	(3)	2,545,400	(3)
Stock options/SSARs	1,086,255	(4)	0	1,452,432	(5)	2,221,469	(6)	2,221,469	(6)
Retirement plan payments (SERP and Pension plans)(7)	3,524,059		3,524,059	3,524,059		3,524,059		3,524,059
Deferred compensation plan(8)	878,367		878,367	878,367		878,367		878,367
Health and Welfare benefits(9)	0		0	0		1,000,000		0
Total:	7,488,681		4,402,426	7,854,858		10,169,295		9,169,295

(1)	This amount was earned as of December 31, 2006, for the completed three-year performance period 2004-2006. Except for a termination “for cause,” none of the termination events in this table would have any effect on the payout of this amount. This amount was paid to the executive officer in February 2007 (see Summary Compensation Table).

(2)	This amount is the payout described in note (1) for the completed three-year performance period 2004-2006. All other outstanding cash performance awards are cancelled upon an executive’s early retirement upon the sale of a company.

(3)	This amount includes the payout described in note (1) for the performance period 2004-2006, plus prorated payouts at the 100% level of the other two cash performance awards outstanding at the time of the executive’s death or disability, paid on the regular payout dates following the executive’s death or disability.

(4)	This amount reflects the value of outstanding vested options and SSARs as of December 31, 2006, which is the difference between the closing price of $49.02 per share of Dover Common Stock on December 29, 2006, the last trading day of 2006, and the exercise price of each option and SSAR award multiplied by the number of shares covered by such award. All such vested options and SSARs would continue to be exercisable for up to three months following the executive’s voluntary or involuntary (not for cause) termination.

(5)	This amount reflects the value of vested options and SSARs as of December 31, 2006, as described in note (4), and the value of unvested options and SSARs that would vest within 12 months following the executive’s retirement.

(6)	This amount reflects the value of all vested and unvested options and SSARs. All unvested options and SSARs immediately vest and become exercisable upon the executive’s death or disability.

(7)	These amounts reflect benefits accrued under the plans as of December 31, 2006; no increase in such benefits would result from the termination event.

(8)	These amounts reflect compensation deferred by the executive and earnings accrued thereon under the plan as of December 31, 2006; no increase in such benefits would result from the termination event.

(9)	In the event of accidental death, an additional $1,000,000 would be payable. Dover’s disability plan provides a benefit of $15,000 per month which is offset by Dover provided retirement benefits. The SERP benefit for Mr. Ropp is greater than $15,000 per month so the disability benefit under the plan is reduced to $0.

Timothy J. Sandker

	Voluntary
	Termination			Early		Early
	or Involuntary			Retirement		Retirement
	Not for Cause		For Cause	Under the		Upon Sale of
	Termination		Termination	Rule of		Company		Death		Disability
	($)		($)	70 ($)		($)		($)		($)

Cash performance award	2,000,000	(1)	0	3,048,950	(2)	2,000,000	(3)	2,521,100	(4)	2,521,100	(4)
Stock options/SSARs	1,362,074	(5)	0	2,471,394	(6)	2,471,394	(7)	2,471,394	(8)	2,471,394	(8)
Retirement plan payments (SERP and Pension plans)(9)	5,309,450		5,309,450	5,309,450		5,309,450		5,309,450		5,309,450
Deferred compensation plan(10)	1,975,423		1,975,423	1,975,423		1,975,423		1,975,423		1,975,423
Health and Welfare benefits(11)	0		0	0		0		1,000,000		0
Total:	10,646,947		7,284,873	12,805,217		11,756,267		13,277,367		12,277,367

(1)	This amount was earned as of December 31, 2006, for the completed three-year performance period 2004-2006. Except for a termination “for cause,” none of the termination events in this table would have any effect on the payout of this amount. This amount was paid to the executive officer in February 2007 (see Summary Compensation Table).

(2)	This amount includes the payout described in note (1) for the performance period 2004-2006, plus payouts on the cash performance awards made in February 2005 and February 2006 for the three-year performance periods 2005-2007 and 2006-2008, respectively. This calculation assumes (1) that the chief executive officer exercises his discretion to approve payouts for the 2005-2007 and 2006-2008 performance periods and (2) payouts of 100% of the base amounts of the February 2005 and February 2006 awards.

(3)	This amount is the payout described in note (1) for the completed three-year performance period 2004-2006. All other outstanding cash performance awards are cancelled upon an executive’s early retirement upon the sale of a company.

(4)	This amount includes the payout described in note (1) for the performance period 2004-2006, plus prorated payouts at the 100% level of the other two cash performance awards outstanding at the time of the executive’s death or disability, paid on the regular payout dates following the executive’s death or disability.

(5)	This amount reflects the value of outstanding vested options and SSARs as of December 31, 2006, which is the difference between the closing price of $49.02 per share of Dover Common Stock on December 29, 2006, the last trading day of 2006, and the exercise price of each option and SSAR award multiplied by the number of shares covered by such award. All such vested options and SSARs would continue to be exercisable for up to three months following the executive’s voluntary or involuntary (not for cause) termination.

(6)	This amount reflects the value of vested options and SSARs as of December 31, 2006, as described in note (5), and the value of unvested options and SSARs that would vest within 36 months following the executive’s retirement.

(7)	This amount reflects the value of vested options and SSARs as of December 31, 2006, as described in note (5), and the value of unvested options and SSARs that would vest within 36 months following the executive’s retirement.

(8)	This amount reflects the value of all vested and unvested options and SSARs. All unvested options and SSARs immediately vest and become exercisable upon the executive’s death or disability.

(9)	These amounts reflect benefits accrued under the plans as of December 31, 2006; no increase in such benefits would result from the termination event.

(10)	These amounts reflect compensation deferred by the executive and earnings accrued thereon under the plan as of December 31, 2006; no increase in such benefits would result from the termination event.

(11)	In the event of accidental death, an additional $1,000,00 would be payable. Dover’s disability plan provides a benefit of $15,000 per month which is offset by Dover provided retirement benefits. The SERP benefit for Mr. Sandker is greater than $15,000 per month so the disability benefit under the plan is reduced to $0.

David R. Van Loan

	Voluntary
	Termination or					Early Retirement
	Involuntary Not for		For Cause	Early Retirement		Upon Sale of
	Cause Termination		Termination	Under the Rule of		Company		Death		Disability
	($)		($)	65 ($)		($)		($)		($)

Cash performance award	1,113,181	(1)	0	1,400,056	(2)	1,113,181	(3)	1,474,531	(4)	1,474,531	(4)
Stock options/SSARs	944,648	(5)	0	1,280,960	(6)	1,280,960	(7)	1,414,970	(8)	1,414,970	(8)
Retirement plan payments (SERP and Pension plans)(9)	2,056,212		2,056,212	2,056,212		2,056,212		2,056,212		2,056,212
Deferred compensation plan(10)	—		—	—		—		—		—
Health and Welfare benefits(11)	0		0	0		0		1,000,000		0
Total:	4,114,041		2,056,212	4,737,228		4,450,353		5,945,713		4,945,713

(1)	This amount was earned as of December 31, 2006, for the completed three-year performance period 2004-2006. Except for a termination “for cause,” none of the termination events in this table would have any effect on the payout of this amount. This amount was paid to the executive officer in February 2007 (see Summary Compensation Table).

(2)	This amount includes the payout described in note (1) for the performance period 2004-2006, plus a payout on the cash performance award made in February 2005 for the three-year performance period 2005-2007. This calculation assumes (1) that the chief executive officer exercises his discretion to approve a payout for the 2005-2007 performance period but not for any other performance periods that were incomplete as of the termination date and (2) payout of 100% of the base amount of the February 2005 award.

(3)	This amount is the payout described in note (1) for the completed three-year performance period 2004-2006. All other outstanding cash performance awards are cancelled upon an executive’s early retirement upon the sale of a company.

(4)	This amount includes the payout described in note (1) for the performance period 2004-2006, plus prorated payouts at the 100% level of the other two cash performance awards outstanding at the time of the executive’s death or disability, paid on the regular payout dates following the executive’s death or disability.

(5)	This amount reflects the value of outstanding vested options and SSARs as of December 31, 2006, which is the difference between the closing price of $49.02 per share of Dover Common Stock on December 29, 2006, the last trading day of 2006, and the exercise price of each option and SSAR award multiplied by the number of shares covered by such award. All such vested options and SSARs would continue to be exercisable for up to three months following the executive’s voluntary or involuntary (not for cause) termination.

(6)	This amount reflects the value of vested options and SSARs as of December 31, 2006, as described in note (5), and the value of unvested options and SSARs that would vest within 24 months following the executive’s retirement.

(7)	This amount reflects the value of vested options and SSARs as of December 31, 2006, as described in note (5), and the value of unvested options and SSARs that would vest within 24 months following the executive’s retirement.

(8)	This amount reflects the value of all vested and unvested options and SSARs. All unvested options and SSARs immediately vest and become exercisable upon the executive’s death or disability.

(9)	These amounts reflect benefits accrued under the plans as of December 31, 2006; no increase in such benefits would result from the termination event.

(10)	Mr. Van Loan has elected not to participate in the deferred compensation plan.

(11)	In the event of accidental death, an additional $1,000,000 would be payable. Dover’s disability plan provides a benefit of $15,000 per month which is offset by Dover provided retirement benefits. The SERP benefit for Mr. Van Loan is greater than $15,000 per month so the disability benefit under the plan is reduced to $0.

Potential Payments in Connection with a Change in Control (Without Termination)

As discussed below, the payment of severance benefits following a change in control is subject to a double-trigger — that is, such benefits are payable only upon certain specified termination events following a change in control. However, rights of an executive under the 2005 and 1995 plans, the deferred compensation plan, the pension plan, the SERP and other incentive and benefit plans are governed by the terms of those plans and are effected by the change in control event itself, even if the executive continues to be employed by Dover following the change in control.

Under the 2005 and 1995 plans, upon a change in control, all outstanding options and SSARs will immediately become exercisable in accordance with the terms of the appropriate stock option or SSAR agreement. All outstanding cash performance awards immediately vest and become immediately due and payable. The performance measurement period of all cash performance awards outstanding terminates on the last day of the month prior to the month in which the change in control occurs. The participant is entitled to a cash payment, the amount of which is determined in accordance with the plan and the relevant cash performance award agreement, which is then multiplied by a fraction, the numerator of which is the number of months the participant was employed during the measurement period and the denominator of which is the total number of months in the performance measurement period.

Each person granted an option, SSAR, restricted stock or cash performance award under the 2005 or 1995 plan is deemed to agree, and each person who accepts a change in control agreement agrees, that upon a tender or exchange offer, proxy solicitation or other action seeking to effect a change in control of Dover, he or she will not voluntarily terminate employment with Dover or other Dover company employer and, unless terminated by Dover or such Dover company, will continue to render services to Dover or such Dover company until the person seeking to effect a change in control of Dover has abandoned, terminated or succeeded in such person’s efforts to effect the change in control.

Under the SERP, upon a change in control, each participant will become entitled to receive the actuarial value of the participant’s benefit accrued through the date of the change in control within five days after the change in control occurs. Under the deferred compensation plan, at least 30 days before the date the change in control is expected to occur, Dover is required to contribute to the grantor trust holding certain amounts deferred under the plan an amount equal to (a) two times the annual average total deferrals made to the plan during the prior three years, plus (b) 125% of the amount by which the value of all participants’ accounts in the plan as of 30 days prior to the expected date of the change in control exceeds the liquidated value of the assets then held in the trust. Amounts deferred under the plan will continue to accrue any earnings and will be payable in accordance with the elections made by the executive officer.

The following table shows the aggregate potential equity values and potential payments under plans to which each of the named executive officers would have been entitled upon a change in control on December 31, 2006. Stock options and SSARs are valued on the basis of the spread between their exercise price and the last closing price of Dover common stock in 2006. The deferred compensation plan amounts reflect a 5% forfeiture for accelerated payout as required by law.

	Stock Options/	Cash Performance	SERP and Pension	Deferred
	SSARs	Awards	Plan	Compensation Plan
Named Executive Officer	($)	($)	($)	($)

Ronald L. Hoffman	5,905,680	1,468,727	5,533,914	490,561
Robert G. Kuhbach	5,194,396	668,022	3,596,426	1,226,042
David J. Ropp	2,221,469	2,514,800	3,524,059	834,449
Timothy J. Sandker	2,471,394	2,491,963	5,309,450	1,876,652
David R. Van Loan	1,414,970	1,452,387	2,056,212	—

Potential Payments Upon Termination Following a Change in Control

Dover has double-trigger change in control agreements with each of its named executive officers and certain other executive officers which are designed to encourage each officer to continue to carry out his or her duties with Dover in the event of a change in control of Dover. Each of these agreements requires a “double-trigger,” meaning that a change in control alone does not give the named executive officer any right to terminate his employment and receive severance benefits. However, a change in control can result in increased payments if it is followed by the executive officer resigning for good reason or by Dover terminating the executive officer other than for cause.

Under the change in control agreements, if an executive employee is terminated by Dover for any reason other than “cause,” death, or “disability” or the executive resigns for “good reason” (as such terms are defined in the agreement) within 18 months after a change in control, the executive is entitled to severance benefits, payable in a lump sum in cash (the “lump sum amount”), equal to the sum of:

•	three times the executive’s base salary immediately prior to the date of termination or, if higher, immediately prior to the first occurrence or circumstance constituting good reason; and

•	three times the average annual bonus earned by the executive for the three fiscal years ending immediately prior to the fiscal year in which the termination date occurred, or if higher, immediately prior to the fiscal year in which the change in control occurred.

In addition, the executive is entitled to the life, accident and health insurance plans that Dover provided prior to the change in control (or equivalent benefits), at no direct cost to the executive, for a period of three years from the date of termination, and indemnification of the executive for any costs incurred in any litigation or arbitration by any person in connection with the enforcement or interpretation of the change in control agreement, plus pre-judgment interest on any judgment with respect thereto.

For purposes of these agreements, a “change in control” occurs when:

•	a person becomes the beneficial owner of 20% or more of Dover’s outstanding common stock or the combined voting power of outstanding securities, excluding any shares of stock acquired from Dover or its affiliates;

•	existing members of the board of directors or persons whose appointment or election by the board or nomination for election by the stockholders was approved or recommended by a vote of at least two-thirds of the incumbent directors whose appointment, election or nomination was previously so approved or recommended, cease to constitute a majority of the board of directors;

•	there is a merger or other business combination of Dover or its affiliates, except where the outstanding voting stock of Dover constitutes at least 50% of the combined voting power of the surviving entity, or the merger was effected to implement a recapitalization of Dover where no person becomes a beneficial owner of 20% or more of Dover common stock or the combined voting power of outstanding shares; or

•	Dover’s stockholders approve a plan of complete liquidation, dissolution or sale of substantially all of its assets, other than when the sale of assets is to an entity in which 50% or more of the voting power is owned by the former stockholders of Dover.

For purposes of the agreements, “good reason” means when one of the following occurs after a change in control without the executive’s consent:

•	any substantial diminution in the position or authority of the executive which is inconsistent with the executive’s then current position or authority;

•	any reduction of the executive’s base salary or incentive compensation;

•	any requirement by Dover that the executive relocate his or her primary office or location to any office or location more than 30 miles away from the location at which the executive was based prior to the change in control (except for required travel on business to an extent substantially consistent with business travel obligations immediately prior to the change in control);

•	termination or material and adverse change to the executive’s benefit, compensation or material fringe benefit plans in which the executive participated immediately prior to the change in control, or failure to provide the executive with vacation time to which he or she was entitled;

•	failure to pay any portion or any installment of the executive’s current or deferred compensation within five days after payment of such compensation is due;

•	any purported termination of employment not effected pursuant to a written notice of termination; or

•	failure by any successor of Dover to expressly adopt the change in control agreement described above.

For purposes of the agreements, “cause” means the executive’s willful and continual failure to perform the executive’s duties, other than as the result of physical or mental incapacity or disability (as defined in the agreement) after 20 days’ notice thereof, or the executive’s willful conduct materially and demonstrably injurious to Dover. A determination of cause requires the agreement of 75% of the members of the board of directors at a meeting called for such purpose with reasonable notice to the executive and at which the executive is given reasonable opportunity for the executive and his or her representative to be heard.

Upon a change in control, the executive may be subject to excise taxes pursuant to Section 280G of the Internal Revenue Code. Section 280G imposes excise taxes on, and limits the tax deductibility of, compensatory payments made by a corporation to or for the benefit of specified individuals if such payments are contingent upon a change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation, and have an aggregate present value of more than three times the individual’s annualized includable compensation for the base period, as defined in the Internal Revenue Code. Under the change in control agreements, Dover has agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 280G with respect to all or a portion of the lump sum amount described above (depending on certain factors involved in the calculation of such taxes) and any income or excise taxes that are payable by the executive as a result of Dover’s reimbursement of such Section 280G excise taxes. Dover does not provide any such reimbursement for any excise taxes that become payable in connection with the change in control and which are due in connection with other than the payment of the lump sum described above, including the acceleration of the payment of cash performance awards, SERP benefits, or acceleration of vesting of SSARs, stock options or restricted stock.

The following table shows the potential payments and other benefits that each of the named executive officers would have been entitled to receive under the change in control agreements upon involuntary or good reason termination following a change in control on December 31, 2006.

	Lump Sum	Health and Welfare	280G Tax
Named Executive Officer	Amount ($)	Benefits ($)	Gross-up ($)	Total ($)(1)

Ronald L. Hoffman	6,725,000	47,201	2,720,164	9,492,365
Robert G. Kuhbach	3,010,000	47,201	1,010,114	4,067,315
David J. Ropp	4,000,000	47,201	1,806,767	5,853,968
Timothy J. Sandker	3,130,000	47,201	948,945	4,126,149
David R. Van Loan	2,900,000	47,201	1,230,019	4,177,223

(1)	For additional potential amounts payable upon a change in control under Dover’s employee benefit plans, whether or not there is a termination of employment, see the table on page 41.

Audit Committee Report

The audit committee of Dover’s board of directors consists of five directors, all of whom are independent in accordance with the NYSE Listing Standards, the rules of the SEC applicable to audit committee members and the Dover Independence Standards.

The board of directors has adopted a written charter for the audit committee, a copy of which may be found at Dover’s website at www.dovercorporation.com. The audit committee is responsible for the duties set forth in its charter but is not responsible for preparing the financial statements, implementing or assessing internal controls or auditing the financial statements. Dover’s management is responsible for preparing the financial statements, maintaining effective internal control over financial reporting and assessing the effectiveness of internal control over financial reporting. Dover’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“auditors”), is responsible for auditing the financial statements and expressing opinions on management’s assessment and on the effectiveness of internal control over financial reporting. The review of the financial statements by the audit committee is not the equivalent of an audit.

In accordance with the requirements of the Sarbox Act, the related SEC rules and the NYSE Listing Standards, the audit committee engaged the auditors to audit the annual accounts of Dover and its subsidiaries for 2006. Pursuant to its oversight responsibilities, the audit committee discussed with the auditors the overall scope and plans for the audit of Dover’s 2006 financial statements. The audit committee met with the auditors, with and without Dover management present, to discuss the results of the auditors’ examination, their assessment of Dover’s internal controls and the overall quality of Dover’s financial reporting.

The audit committee reviewed and discussed, with both the management of Dover and the auditors, the fiscal year 2006 audited financial statements, including a discussion of critical accounting policies, the quality, not just the acceptability, of the accounting principles followed, the reasonableness of significant judgments reflected in such financial statements and the clarity of disclosures in the financial statements.

The audit committee also (1) discussed with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61, and (2) reviewed the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, and discussed with the auditors any relationships or permitted non-auditing services, including those described below under “Relationship with Independent Registered Public Accounting Firm,” that might impact their objectivity and independence.

The audit committee reviewed and had input on each of the four quarterly earnings releases related to 2006 financial information. The chair of the audit committee also participated on behalf of the committee in five meetings of Dover’s DC&P committee, one before each of the four quarterly earnings releases and one before the filing of Dover’s Annual Report on Form 10-K for 2006. In addition, the audit committee held eight meetings in which it reviewed 2006 financial information. Four of these meetings were held in connection with the Dover board’s regular quarterly meetings. The other four were held to review Dover’s Quarterly Report on Form 10-Q for each of the first three quarters and Dover’s Annual Report on Form 10-K for the full year just prior to their filing with the SEC.

Based upon the review and discussions referred to above, the audit committee recommended that the audited financial statements for the year ended December 31, 2006 be included in Dover’s Annual Report on Form 10-K.

Audit Committee:	Michael B. Stubbs (Chair)
David H. Benson
James L. Koley
Bernard G. Rethore
Mary A. Winston

Relationship with Independent Registered Public Accounting Firm

As discussed above, the independent registered public accounting firm of PricewaterhouseCoopers LLP is the independent registered public accounting firm selected by the audit committee to audit the annual accounts of Dover and its subsidiaries for 2006. This firm also audited the financial statements for 2005 and 2004. Representatives of PricewaterhouseCoopers LLP will not be present at the Meeting.

Fees Paid to Independent Registered Public Accounting Firm

A. Audit Fees

Audit fees include fees for audit or review services in accordance with generally accepted auditing standards and fees for services that generally only Dover’s auditors provide, such as statutory audits and review of documents filed with the SEC. Audit fees also include fees paid in connection with services required for compliance with Section 404 of the Sarbox Act. The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PricewaterhouseCoopers LLP for consolidated auditing services to Dover for the years ended December 31, 2006 and December 31, 2005 were $10,327,000 and $9,700,000, respectively.

B.	Audit-Related Fees

Audit-related fees include fees for assurance and related services that are traditionally performed by Dover’s auditors. These services include audits of employee benefit plans, due diligence on acquisition targets and consultations in connection with financial and accounting standards. The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PricewaterhouseCoopers LLP for audit-related services to Dover for the years ended December 31, 2006 and December 31, 2005 were $51,000 and $200,000, respectively.

C.	Tax Fees

Tax fees include fees for services that are performed by professional tax staff other than in connection with the audit. These services include tax compliance services, tax planning and tax advice. The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PricewaterhouseCoopers LLP for tax services to Dover for the years ended December 31, 2006 and December 31, 2005 were $1,065,000 and $800,000, respectively.

D.	All Other Fees

During the years ended December 31, 2006 and December 31, 2005, the aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PricewaterhouseCoopers LLP for all other services were $0 and $0, respectively.

Pre-Approval of Services Provided by Independent Registered Public Accounting Firm

Consistent with its charter and applicable SEC rules, the audit committee pre-approves all audit and permissible non-audit services provided by the auditors to Dover and its subsidiaries. With respect to certain services which Dover’s auditors have traditionally provided, the audit committee has adopted specific pre-approval policies and procedures. In developing these policies and procedures, the audit committee considered the need to ensure the independence of Dover’s auditors while recognizing that, in certain situations, Dover’s auditors may possess the expertise and be in the best position to advise Dover on issues and matters other than accounting and auditing.

The policies and procedures adopted by the audit committee allow the pre-approval by the audit committee of permissible audit-related services, non-audit-related services and tax services. Under the policies and procedures, pre-approval is generally provided for up to one year and any general pre-approval is detailed as to the particular services or category of services and is subject to a specific budget for each of them. The policies and procedures require that any other services be expressly and separately approved by the audit committee prior to such services being performed by the auditors. In addition, pre-approved services which it is known will exceed the budgeted amount included in a general pre-approval require separate, specific pre-approval. For each proposed service, the auditor and management are required to provide detailed information at the time of approval. The audit committee considers whether each pre-approved service is consistent with the SEC’s rules and regulations on auditor independence.

All audit-related and non-audit-related services of PricewaterhouseCoopers LLP during 2006 listed above under “Fees Paid to Independent Registered Public Accounting Firm” were pre-approved specifically or pursuant to the procedures outlined above.

2. STOCKHOLDER PROPOSAL

The Company has been notified by Walden Asset Management, 1 Beacon Street, Boston, MA 02108, and certain other stockholders that they intend to present the following proposal for consideration at the Annual Meeting. Dover will provide to any stockholder upon request the names, addresses and number of shares held by each proponent. The Board of Directors unanimously recommends a vote against this proposal for the reasons stated after the proposal.

SUSTAINABILITY REPORT RESOLUTION

Whereas:

Investors increasingly seek disclosure of companies’ social and environmental practices in the belief that they impact shareholder value. Many investors believe companies that are good employers, environmental stewards, and corporate citizens are more likely to generate incremental financial returns, be more stable in turbulent economic and political conditions, and enjoy long-term business success.

Mainstream financial companies are seeking tools to understand the links between sustainability performance and capital markets. According to research consultant Innovest, major investment firms including ABN-AMRO, Schroders, T. Rowe Price, and Legg Mason subscribe to information on companies’ social and environmental practices to help make investment decisions.

Sustainability refers to endeavors that meet present needs without impairing the ability of future generations to meet their own needs. It includes “encouraging long lasting social well being in communities where [companies] operate, interacting with different stakeholders (e.g. clients, suppliers, employees, government, local communities, and non-governmental organizations), and responding to their specific and evolving needs, thereby securing a long-term ‘license to operate,’ superior customer and employee loyalty, and ultimately superior financial returns.” (Dow Jones Sustainability Group).

Globally, approximately 1,500 companies produce reports on sustainability issues (Association of Chartered Certified Accountants, www.corporateregister.com), including more than half of the global Fortune 500 (KPMG International Survey of Corporate Responsibility Reporting 2005).

Dover competes internationally, and global expectations regarding sustainability reporting are increasing. The European Commission recommends corporate sustainability reporting, and listed companies in Australia, South Africa and France are required to provide investors with information on their social and environmental performance.

Companies increasingly recognize that transparency and dialogue about sustainability are elements of business success. For example, Unilever’s Chairman stated in a 2003 speech, “So when we talk about corporate social responsibility, we don’t see it as something business “does” to society but as something that is fundamental to everything we do. Not just philanthropy or community investment, important though that is, but the impact of our operations and products as well as the interaction we have with the societies we serve.”

RESOLVED: Shareholders request that the Board of Directors issue a sustainability report to shareholders, at reasonable cost, and omitting proprietary information, by September 1, 2007.

SUPPORTING STATEMENT

The report should include the company’s definition of sustainability, as well as a company-wide review of company policies, practices, and metrics related to long-term social and environmental sustainability.

We recommend that Dover use the Global Reporting Initiative’s Sustainability Reporting Guidelines (“The Guidelines”) to prepare the report. The Global Reporting Initiative (www.globalreporting.org) is an international organization developed with representatives from the business, environmental, human rights and labor communities. The Guidelines provide guidance on report content, including performance on direct economic impacts, environmental, labor practices and decent work conditions, human rights, society, and product responsibility. The Guidelines provide a flexible reporting system that allows the omission of content that is not relevant to company operations. Over 800 companies use or consult the Guidelines for sustainability reporting, including 3M, Tyco, General Electric, and United Technologies.

BOARD RECOMMENDATION

The Board of Directors recommends a vote “AGAINST” the proposal for the following reasons:

Dover is fully committed to being a good corporate citizen and believes that its policies and practices already address more than adequately the concerns raised by the proposal. Dover’s commitment to conducting its businesses in accordance with the highest ethical standards is reflected in its Code of Business Conduct & Ethics, which sets forth the standards that apply to all of Dover’s officers, directors and employees. It is also reflected in the actions of Dover’s companies, many of which have demonstrated exemplary leadership on sustainability matters as they relate to their businesses by developing more environmentally friendly products, continuously improving their operations to minimize their impact on the environment, implementing innovative product safety features that go beyond legal requirements, donating their time, financial resources, products and expertise to address the needs of their communities and improve the quality of life of urgent need populations around the world, and facilitating and supporting volunteerism on the part of their employees.

While Dover recognizes the importance of environmental and social responsibility and sustainability, the Board of Directors believes that there are some key considerations to be evaluated in deciding whether a sustainability report makes sense for Dover. First, the proposal calls for a “company-wide review” of policies, practices and metrics related to long-term environmental and social sustainability. The proposal cites 3M, Tyco, General Electric and United Technologies. These companies are many times the size of Dover. More importantly, they operate in a highly centralized manner. Dover, on the other hand, operates through more than 40 operating companies, some of which have multiple divisions that constitute different businesses. Together with their divisions, these 40 companies in fact represent over 100 separate and distinct businesses located in more than 37 countries around the world. These businesses provide tens of thousands of tremendously diverse products and services at more than 200 locations. As a practical matter, it would be very difficult to generate a comprehensive and meaningful report on a company-wide basis. Each of Dover’s businesses is different; each operates autonomously within Dover’s highly decentralized management structure; and each has its own management team, locations, products, workforce, support functions, policies and practices. At Dover, there is no single set of policies, practices and metrics that applies to or would be appropriate for all of Dover’s companies. For example, the percentage of materials used that are recycled input materials may be vastly different for a company making supermarket refrigeration units than for a company making miniature microphones for hearing aids. In short, Dover’s specific circumstances make it exceedingly difficult to generate useful aggregate data on a Dover-wide basis.

Second, Dover has a very small corporate staff of well under 100 persons out of more than 33,000 employees. All of Dover’s businesses also operate on the basis of this highly lean staff model. Any attempt to gather the data and prepare the report called for by the proposal would require extensive use of specialized consultants to gather data, perform analyses and generate a comprehensive report.

Third, the proposal recommends that Dover prepare the report in accordance with the Global Reporting Initiative’s Guidelines (“GRI Guidelines”) “at a reasonable cost.” The GRI Guidelines are a lengthy, complex and inherently vague set of requirements that require very extensive and detailed scientific and technical analyses. Among the scientific and technical information deemed central to a sustainability report by the GRI Guidelines are data compilations reflecting matters such as the percentage of materials used that are recycled input materials; the total amount of water withdrawn, by source of water; direct energy consumption by primary energy source; indirect energy consumption by primary source; the location and size of land owned, leased, managed in or adjacent to protected areas and areas of high biodiversity value; and many other such metrics. The Guidelines also require extensive investigation of company practices and policies with respect to a broad variety of matters, including employment practices; practices relating to human rights such as investment and procurement practices and freedom of association and collective bargaining practices; participation in public policy matters; products and service labeling; customer satisfaction surveys; marketing communications; and many other such categories.

While an undertaking of this sort by any large company would require substantial funds, personnel time and the employment of consultants with specialized expertise, Dover’s highly decentralized structure and the diversity of the companies it owns greatly increase the time and cost that would be required to produce such a report. Although Dover has not quantified precisely the cost of such an extensive study, a conservative estimate would suggest that Dover would have to spend several million dollars to complete this project.

Dover believes that this would not be an effective or prudent use of stockholder assets. Rather, the vast resources required to accomplish this task would be better spent on extending and enhancing Dover company sustainability initiatives than on producing a detailed report about them. If the objective of the report is to gather information that can then be applied to make improvements in sustainability matters, then using stockholder assets directly to further environmental and social initiatives is a far more effective means of achieving that objective. The following examples illustrate how some individual Dover companies already are investing stockholder assets toward that objective and incorporating sustainability concerns into their business operations.

Hill PHOENIX, a leading manufacturer of commercial refrigeration systems, is an industry leader in developing energy efficient approaches to supermarket refrigeration, and was the first United States manufacturer to develop supermarket cases that use a primary refrigerant that does not produce greenhouse gases. This technology, called Second Nature®, has enabled Hill PHOENIX customers to dramatically reduce their output of fluorocarbons and other greenhouse gases. In addition, Hill PHOENIX was the first in its industry to redesign low-temperature cases to improve significantly their energy efficiency.

Imaje, a leading manufacturer of coding and marking solutions, was among the first marking and coding companies to be awarded ISO 14001 international environmental certification. In keeping with its leadership in such matters, it has chosen voluntarily to comply with new European environmental regulations with respect to products that are not covered by the regulations and despite applicable exemptions under those regulations.

OPW Fueling Components, the global leader in commercial and retail fueling equipment, manufactures nozzles that collect vapors emitted during the refueling of automobiles and return them to gasoline storage tanks. The vapors that accumulate in the tanks are separated into liquid gasoline and clean air using membrane technology it developed called Vaporsavertm technology. This allows liquid gasoline to be recovered in the tanks and only fresh air to be released into the atmosphere. Absent this process, the gasoline vapors that accumulate in the tanks would eventually seep out of the tanks, releasing hydrocarbons into the environment.

Vectron International, a leader in the design, manufacture and marketing of frequency generation and control products, has been recognized for its conservation and recycling efforts. All of Vectron’s facilities are ISO 9001 certified and, in some key locations, ISO 14001 certified. Vectron’s Hudson, New Hampshire, manufacturing facility was accepted into the Environmental Protection Agency’s National Environmental Performance Track program due to its focus on energy and material conservation and better utilization of recycled materials.

Knowles, a manufacturer of technologically advanced products in the hearing aid and acoustic markets, is a principal contributor to the Starkey Hearing Foundation, a not-for-profit dedicated to improving hearing care awareness worldwide. Knowles has supported this foundation’s donation of free hearing aids to needy children and adults in the United States and other parts of the world and participated in missions where children are fitted for hearing aids. Knowles is also a principal sponsor of the Better Hearing Institute, a not-for-profit dedicated to increasing public awareness of untreated hearing loss.

These are just a few of the many examples throughout Dover where operating companies are actively looking at sustainability as an integral part of their business operations. The Board of Directors recognizes the importance to stockholders of social and environmental sustainability. However, it believes that the significant financial and management resources that would be required to conduct a special review of social, environmental and economic issues at each of Dover’s 40 companies representing over 100 businesses at over 200 locations and prepare a report for stockholders on these subjects would not be an effective or prudent use of stockholder assets. The Board of Directors believes that it is more important that the companies’ resources be spent directly on sustainability initiatives rather than on preparing a detailed report about them.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS STOCKHOLDER PROPOSAL.

3. MISCELLANEOUS

Other Matters

Management does not know of any other business to be taken up at the Meeting. If, however, any other business properly comes before the Meeting or any adjournments thereof, the persons named as proxies will vote the shares covered by a proxy in accordance with their best judgment on such matters to the extent permitted by, and in accordance with, applicable corporate, securities and other laws.

Stockholder Proposals for 2008 Annual Meeting

In order for stockholder proposals to be included in Dover’s proxy statement for the 2008 Annual Meeting, they must be received by Dover at its principal executive offices, 280 Park Avenue, New York, NY 10017, by November 11, 2007. All other stockholder proposals, including nominations for directors, in order to be voted on at the 2008 Annual Meeting, must be received by Dover not earlier than November 19, 2007, and not later than December 19, 2007, being, respectively, 150 days and 120 days prior to the date of the first anniversary of the 2007 Annual Meeting of Stockholders.

Dated: March 6, 2007

By authority of the board of directors,

JOSEPH W. SCHMIDT
Secretary

PROXY	PROXY	PROXY
DOVER CORPORATION
PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 17, 2007.
     The undersigned hereby appoints Ronald L. Hoffman, Robert G. Kuhbach, Joseph W. Schmidt and Ivonne M. Cabrera, or any of them, as the undersigned’s proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Dover Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in Wilmington, Delaware, on April 17, 2007 at 10:00 A.M., local time, and any adjournments thereof, as fully as the undersigned could if personally present, upon the proposals set forth on the reverse side hereof, revoking any proxy or proxies heretofore given. For participants in the Company’s Retirement Savings Plan, this proxy will govern the voting of stock held for the account of the undersigned in the Plan.
     IMPORTANT—You have the option of voting your shares by returning the enclosed proxy card, voting via internet or by using a toll-free telephone number. On the reverse side of this proxy card are instructions on how to vote via the internet or by telephone. If you vote by either of these methods your vote will be recorded as if you mailed in your proxy card. If you vote by returning this proxy card, you must sign and date this proxy on the reverse side.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, AGAINST PROPOSAL 2 AND FOR PROPOSAL 3.

PROXY	DOVER CORPORATION	PROXY

The Board of Directors recommends a vote FOR Item 1.

1.	Election of Directors Nominees:	For	Withhold All
(01) D. H. Benson, (02) R. W. Cremin,
(03) J-P. M. Ergas, (04) K. C. Graham,
(05) R. L. Hoffman, (06) J. L. Koley,
(07) R. K. Lochridge, (08) T. L. Reece,
(09) B. G. Rethore, (10) M. B. Stubbs, and
(11) M. A. Winston.

For All Except Nominee(s) written below

Please
Mark Here ☐
for Address
Change or
Comments
SEE REVERSE SIDE

The Board of Directors recommends a vote AGAINST Item 2.

2.	A shareholder proposal regarding a sustainability report.	For	Against	Abstain
The Board of Directors recommends a vote FOR Item 3.

3.	To transact such other business as may properly come before the meeting.	For	Against	Abstain

Signature	Signature	Date	, 2007

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

4

FOLD AND DETACH HERE
VOTE BY INTERNET OR TELEPHONE OR MAIL
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59PM Eastern Time the day prior to the annual meeting day.
Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/dov Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

Telephone
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
OR

Mail
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by internet or telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.